       As filed with the Securities and Exchange Commission on    , 1999

                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                              DIGEX, INCORPORATED
             (Exact name of registrant as specified in its charter)

                               ----------------

        Delaware                     4813
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)
                                One Digex Plaza
                              Beltsville, MD 20705
                                 (301) 847-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Nancy G. Faigen
                     President and Chief Executive Officer
                              Digex, Incorporated
                                One Digex Plaza
                              Beltsville, MD 20705
                                 (301) 847-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                   Copies to:
      Ralph J. Sutcliffe, Esq.                    Raymond Y. Lin, Esq.
  Kronish Lieb Weiner & Hellman LLP                 Latham & Watkins
     1114 Avenue of the Americas                    885 Third Avenue
    New York, New York 10036-7798             New York, New York 10022-4802
           (212) 479-6000                            (212) 906-1200

                               ----------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                    Proposed
                                      Proposed       Maximum
                       Number of       Maximum     Aggregate
Title of Securities   Shares to be Offering Price   Offering      Amount of
 to be Registered     Registered     Per Share     Price (1)   Registration Fee
-------------------------------------------------------------------------------
Class A Common
 Stock, par value
 $.01 per share...                      $         $100,000,000     $27,800
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This +
+preliminary prospectus is not an offer to sell these securities nor a         +
+solicitation of an offer to buy these securities in any jurisdiction where    +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED       , 1999

PROSPECTUS

                                       Shares

                                  [DIGEX logo]

                              Class A Common Stock

                                --------------

This is an initial public offering of     shares of the Class A Common Stock of
Digex, Incorporated. We are selling all of the shares of Class A Common Stock offered under this prospectus.

There is currently no public market for our shares. It is currently estimated
that the initial public offering price will be between $    and $    per share.
We have applied to have our Class A Common Stock approved for listing on the Nasdaq National Market under the symbol "DIGX."

Immediately following this offering, we will have outstanding two classes of common stock, the Class A Common Stock we are offering, and Class B Common Stock. The holders of Class A Common Stock are entitled to one vote for each share, whereas the holders of Class B Common Stock are entitled to 10 votes for each share. The rights of holders of Class A Common Stock and Class B Common Stock are substantially the same in all other respects.

See "Risk Factors" beginning on page   about the risks you should consider
before buying shares of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                --------------

                                                                     Per
                                                                     Share Total
                                                                    ------ -----
   Public offering price...........................................  $     $
   Underwriting discounts and commissions..........................  $     $
   Proceeds, before expenses, to us................................  $     $

                                --------------

The underwriters may, under certain circumstances, purchase up to an
additional    shares of Class A Common Stock from us at the initial public offering price less the underwriting discount.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on      , 1999.

                                --------------

                              Joint Lead Managers

Bear, Stearns & Co. Inc.                           Donaldson, Lufkin & Jenrette
    Book Running
      Manager

                                --------------
CIBC World Markets                                        Legg Mason Wood Walker
                                                 Incorporated

                    The date of this prospectus is    , 1999

  Prospective investors may rely only on the information contained in this prospectus. Neither Digex, Incorporated nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

                                ----------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    9
Use of Proceeds.....................   21
Dividend Policy.....................   21
Capitalization......................   22
Dilution............................   23
Selected Financial Data.............   24
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   26
Business............................   34
Management..........................   47

                                    Page
                                    ----
Certain Relationships and Related
 Transactions......................  53
Principal Stockholders.............  56
Description of Capital Stock.......  57
Shares Eligible for Future Sale....  59
Underwriting.......................  61
Legal Matters......................  62
Experts............................  62
Where You Can Find Additional
 Information.......................  63
Index to Financial Statements...... F-1

                                ----------------

  Until    , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade these shares of Class A Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled "Risk Factors" and the financial statements and the notes relating to those statements. We will refer to Digex, Incorporated and our predecessors as "Digex," "we," "us" and "our." We will refer to our parent company, Intermedia Communications Inc., and its subsidiaries, as "Intermedia."

                                     Digex

Our Company

  Digex is a leading provider of Internet hosting services to businesses and institutions implementing complex, interactive Web sites and Web-based applications. Our offerings include Web site and application hosting, enterprise and consulting services. From major corporations to Internet start-ups, our customers leverage our services to rapidly and cost-effectively deploy secure and reliable business solutions including on-line banking, on-line procurement and electronic retailing. We provide the computer hardware, software, network technology, and systems management necessary to offer our customers comprehensive outsourced Web site hosting solutions.

  We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth. Digex currently provides hosting services to over 550 customers, including American Century Investments, Budget Rent-A-Car, Forbes, J. Crew, Kraft, Universal Studios and Nike. We operate two state-of-the-art data centers strategically positioned on the east and west coasts of the United States. In these data centers, we house over 1,300 Windows NT and UNIX-based servers which we own and manage. Our revenues have grown at a compounded annual growth rate of 184% over the past two years from $2.8 million in 1996 to $22.6 million in 1998. Our revenue for the three months ended March 31, 1999 was $9.4 million. The following are among the key factors that we believe will continue to drive our growth:

  . a highly scalable operating platform which was designed to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site hosting initiatives;

  . an experienced management team and technical experts, who in the aggregate hold over 200 technical certifications from leading companies such as Cisco Systems, Microsoft and Sun Microsystems;

  . a highly skilled research and development organization dedicated to identifying the best available tools, technologies and processes;

  .  a growing, geographically distributed direct sales force; and

  . a network of over 120 business partnership alliances which provide complementary design, development and integration services for our customers and which represent a significant source of new customer referrals for Digex.

Our Market Opportunity

  According to Forrester Research, Inc., the Web site hosting market is projected to increase to over $10.5 billion by 2002, of which $8.0 billion is expected to be complex Web site management services. In addition to the overall expansion and ever-increasing ubiquity of the Internet, we believe one of the key drivers of growth in the Web hosting industry is the increasing number of businesses that have elected to outsource the management of their Web sites and related operations. Web sites are mission-critical for virtually all Web-centric companies and are becoming increasingly strategic for many mainstream enterprises. At the same time, these operations and applications are becoming more complex and challenging to operate. We offer customers a comprehensive outsourcing solution designed to reduce costs, speed implementation, reduce technology risks and provide guaranteed operating performance. Key advantages we offer our customers include:

  .  a comprehensive suite of Web site and application hosting services;

  .  high-performance Internet and private network connectivity;

  .  responsive, 24-hour a day customer care and technical support;

  .  secure, state-of-the-art, fault-tolerant data centers; and

  .  predictable monthly fees.

Our Services

  We offer a full range of services to meet the rapidly evolving requirements of complex Web sites, including:

  . Web site management services which provide operations support for Windows NT and UNIX dedicated servers, server collocation, and network connectivity;

  . integrated business solutions, which involve the hosting of leading Web-enabled business software applications such as electronic commerce, sales force automation and customer care;

  . enterprise services such as firewall management, stress testing and customized Web site activity reporting; and

  . consulting services including capacity planning, disaster recovery planning, migration planning and database optimization.

Our Strategy

  Our objective is to shape and lead the global market for Web site and application hosting solutions. We intend to achieve this goal through a strategy focused on the following:

  . Expanding Our Premier Web Site Hosting Capabilities. We believe our scalable, open architecture will enable us to expand our operations while simultaneously maintaining the highest service levels. In addition, we believe our architecture will allow us to attain higher revenues, lower marginal unit costs and increase operating margins. In conjunction with this expansion, we plan to add additional data center capacity both domestically and internationally as appropriate to meet anticipated customer demand.

  . Addressing Industry-Specific Customer Needs. Our marketing and operating strategy is designed to be market-driven. We intend to continue to focus on addressing the unique needs of our targeted customer base. We focus on specific industries which we believe have the highest propensity to outsource the management of complex, mission-critical Web sites.

  . Developing Next Generation Service Offerings. As the underlying technology and functionality of the Internet evolves, we believe customers will continuously demand new and increasingly more robust services. Capitalizing on our strong technical skills and delivery platforms, we intend to be a leading provider of next generation Web-based service offerings.

  . Expanding Capabilities Through Selective Strategic Partnering and Acquisitions. We intend to expand our network of strategic partnerships and to opportunistically acquire related businesses in order to cost-effectively augment our existing services, technologies, infrastructure, geographic presence or customer base.

Our History

  Our business started in 1996, as the Web site hosting unit (the
"Predecessor") of Business Internet, Inc. (previously known as DIGEX, Incorporated), a company that was principally an Internet access and Web site hosting services provider. Business Internet (at the time known as DIGEX, Incorporated) went public in

October 1996, and was acquired by Intermedia in July 1997. In contemplation of this offering, we were incorporated as Digex, Incorporated on April 27, 1999. On that date, Business Internet contributed our assets to the newly formed Digex, Incorporated in order to effect a recapitalization of our business. As of the date of this prospectus, Business Internet, a wholly-owned subsidiary of Intermedia, owns 100% of our outstanding common stock.

Our Address and Telephone Number

  The address of our principal executive offices is One Digex Plaza, Beltsville, Maryland 20705 and our telephone number is (301) 847-5000.

                                ----------------

  The information on any of our Web sites, such as www.digex.net or www.digex.com, is not a part of this prospectus.

  Digex and the Digex logo are two of our service marks. This prospectus also contains trademarks and trade names of other companies.

                                  The Offering

Class A Common Stock offered by
 Digex..........................      shares (1)

Common Stock to be outstanding
 after the offering.............      shares of Class A Common Stock

                                      shares of Class B Common Stock (2)

Use of proceeds.................  We intend to use the net proceeds from this offering to purchase or construct
                                  Telecommunications Related Assets. (3)

Proposed Nasdaq National Market
 symbol.........................  DIGX
--------
(1) Excludes    shares to be sold by Digex if the underwriters' over-allotment option is exercised in full, as described in "Underwriting."

(2) The Class B Common Stock is fully convertible into Class A Common Stock, on a one-for-one basis, at any time at the option of the holder or upon the transfer of the Class B Common Stock to any person or entity not affiliated with Intermedia.

(3) Due to certain restrictions in the bond indentures of Intermedia, our indirect parent, we will be required to use all of the net proceeds of this offering to purchase or construct Telecommunications Related Assets. The term "Telecommunications Related Assets" is defined under "Risk Factors-- Digex is controlled by Intermedia," and would include data centers and related capital expenditures. In addition, prior to the closing of this offering, we will make arrangements for Intermedia to purchase from us some of the Telecommunications Related Assets purchased with the net proceeds of this offering. We expect to be able to use the proceeds of such sales to Intermedia for working capital purposes and to fund operating losses. This arrangement is explained under "Use of Proceeds."

                                ----------------
  Except as otherwise indicated, the information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                             Summary Financial Data

  The following table sets forth summary financial information of Digex for the period from July 7, 1997 (date of acquisition) to December 31, 1997 and the year ended December 31, 1998, and of the Predecessor for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. The selected historical financial information has been derived from Digex's and the Predecessor's financial statements which have been audited by Ernst & Young LLP and are included elsewhere in this prospectus.

  The following table also sets forth our pro forma financial information for the year ended December 31, 1997. The pro forma financial information gives effect to the purchase by Intermedia of Business Internet as if such acquisition had occurred on January 1, 1997, but only includes financial information for the Predecessor. The presentation of pro forma financial information is made to permit useful comparison of results of operations between periods presented. This pro forma financial information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997. The relationship between Business Internet and the Predecessor is more fully described in note 1 to the financial statements.

  You should read the summary financial and other data below in conjunction with our audited financial statements and the related notes and the Predecessor's audited financial statements included elsewhere in this prospectus. You should also read the Selected Financial Data and the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations," also contained in this prospectus.

                                  Predecessor                            Digex
                          ---------------------------- --------------------------------------------
                                                         Historical
                                                       ---------------
                                   Historical            Period from     Pro Forma      Historical
                          ----------------------------  July 7, 1997    ------------   ------------
                                                          (date of       Year ended
                           Year ended    Period from   acquisition) to  December 31,    Year ended
                          December 31, January 1, 1997  December 31,        1997       December 31,
                              1996     to July 6, 1997      1997        (unaudited)        1998
                          ------------ --------------- ---------------  ------------   ------------
                                (In thousands, except pro forma share and per share data)

Statement of Operations
 Data:
Revenues................    $ 2,803        $ 4,420        $  7,192        $ 11,612       $ 22,635
Costs and expenses:
 Cost of operations.....      2,002          4,149           1,739           2,808          6,710
 Cost of services.......        684          1,817           1,611           3,428          7,044
 Selling, general and
  administrative........      3,194          7,001           6,087          13,088         17,512
 Depreciation and
  amortization..........        591            519           2,753           4,850          8,109
 Charge off of purchased
  in-process research
  and development.......        --             --           15,000 (1)      15,000 (1)        --
                            -------        -------        --------        --------       --------
Total costs and
 expenses...............      6,471         13,486          27,190          39,174         39,375
                            -------        -------        --------        --------       --------
Loss before income
 taxes..................     (3,668)        (9,066)        (19,998)        (27,562)       (16,740)
Income tax benefit......        --             --            1,440           4,710            159
                            -------        -------        --------        --------       --------
Net loss................    $(3,668)       $(9,066)       $(18,558)       $(22,852)      $(16,581)
                            =======        =======        ========        ========       ========
Pro forma net loss
 per common share (2):
  Basic.................        --             --         $ (18.56)       $ (22.85)      $ (16.58)
                                                          ========        ========       ========
  Diluted...............        --             --         $ (18.56)       $ (22.85)      $ (16.58)
                                                          ========        ========       ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................        --             --            1,000           1,000          1,000
                                                          ========        ========       ========
Other Financial Data:
EBITDA before certain
 charges (3)............    $(3,077)       $(8,547)       $ (2,245)       $ (7,712)      $ (8,631)
Capital expenditures....      1,445          1,004           8,016           9,020         30,969

                                                          December 31, 1998
                                                       -----------------------
                                                       Actual  As Adjusted (4)
                                                       ------- ---------------
                                                           (In thousands)
Balance Sheet Data:
Cash and cash equivalents (5)......................... $   --
Working capital.......................................   1,231
Property and equipment, net...........................  39,059
Total assets..........................................  77,739
Capital lease obligations, including current maturi-
 ties.................................................   2,089
Total owner's equity..................................  70,845

--------
(1) This amount represents a one-time charge to operations for the charge off of purchased in-process research and development related to the Predecessor in connection with Intermedia's purchase of Business Internet on July 7, 1997.

(2) Pro forma basic and diluted net loss per share have been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented.

(3) EBITDA, before certain charges, consists of earnings (loss) before tax benefit, depreciation and amortization and the charge off of purchased in-process research and development. EBITDA, before certain charges, does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, before certain charges, should be considered only as an alternative to net loss as an indication of operating performance or cash flows as a measure of liquidity.

(4) As Adjusted gives effect to the offering as if it had occurred on December 31, 1998.

(5) We have historically participated in a centralized cash management system of Intermedia and, as a result, have not carried cash balances on our financial statements. With the closing of this offering, we will be maintaining and reporting cash balances in our financial statements.

                                  RISK FACTORS

  Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our Class A Common Stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

  If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, the trading price of our Class A Common Stock could decline, and you could lose all or part of your investment.

We have a limited operating history and our business model is still evolving.

  We were established in January 1996 to provide Web site hosting services for businesses deploying complex, mission-critical Web sites, which remains our primary focus. Our range of service offerings has changed since 1996 and our business model is still new and developing. For example, we recently began offering integrated business solutions and enterprise services. Because some of our services are new, we cannot be sure that businesses will buy them. As a result, the revenue and income potential of our business is unproven. Our limited operating history makes predicting future results difficult. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for Web hosting services. To address these risks, among other things, we must:

  .  provide reliable, technologically current and cost-effective services;

  .  continue to upgrade and expand our infrastructure;

  .  market our brand name and services effectively;

  .  maintain and develop our business partnership alliances; and

  .  retain and attract qualified personnel.

We have a history of significant losses and expect these losses to continue in the foreseeable future.

  We have experienced operating losses and negative cash flows from operations in each annual period from inception. As of December 31, 1998, our accumulated losses since January 1, 1996 have amounted to approximately $47.9 million. We had a net loss of $16.6 million for the year ended December 31, 1998. While our revenues have grown in recent periods, we cannot assure you that this growth will continue. In connection with our expansion plans, we anticipate making significant investments in sales, marketing, technical and customer support personnel, as well as in our data center infrastructure. As a result of our expansion plans, we expect our net losses and negative cash flows from operations to continue for the foreseeable future. We cannot assure you that we will ever become or remain profitable or that we will generate positive cash flows from operations.

Our quarterly and annual results may fluctuate resulting in fluctuations in the price of our Class A Common Stock.

  Our results of operations fluctuate on a quarterly and annual basis. We expect to continue experiencing significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control, including:

  .  demand for and market acceptance of our services;

  .  introductions of new services by us and our competitors;

  .  capacity utilization of our data centers;

  .  timing of customer installations;

  .  the mix of services we sell;

  .  customer retention;

  . the timing and magnitude of our capital expenditures, including construction costs related to the expansion of our operations;

  .  changes in our pricing policies and those of our competitors;

  .  fluctuations in bandwidth used by customers;

  .  our retention of key personnel; and

  .  other general economic factors.

  For these and other reasons, in some future quarters, our results of operations may fall below the expectations of securities analysts or investors, which could negatively affect the market price of our Class A Common Stock.

We operate in a relatively new and evolving market with uncertain prospects for growth.

  The market for Web site hosting and related services has only recently begun to develop and is evolving rapidly. We cannot guarantee that this market will ultimately prove viable. Our future growth, if any, will depend on the continued trend of businesses to outsource their Web site hosting and management systems, and our ability to market our services effectively. There can be no assurance that the market for our services will develop, that our services will be adopted, or that businesses, organizations or consumers will use these Internet-based services in the degree or manner that we expect. It is possible that at some point businesses may find it cheaper, more secure or otherwise preferable to host their Web sites internally and decide not to outsource the management of their Web sites. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We operate in a highly competitive market with limited barriers to entry.

  The market for hosting Web sites is highly competitive. There are few substantial barriers to entry and we expect intense competition from existing and future competitors. The principal competitive factors in this market include:

  .  quality of services and scalability of infrastructure;

  . network capacity, reliability, security and adaptability to new technologies;

  .  Internet system engineering expertise;

  .  quality of customer service and support;

  .  relationships with marketing partners and vendors;

  .  variety of services offered;

  .  price;

  .  product innovation;

  .  financial resources; and

  .  brand name recognition.

  Our current and potential competitors in the market include:

  .  Web hosting service providers;

  . local, regional, national and international Internet service providers ("ISPs");

  . local, regional, national and international telecommunications companies; and

  .  large information technology outsourcing firms.

  Our competitors may operate in one or more of these areas and include companies such as AboveNet Communications, AT&T, Cable & Wireless, Concentric Network, EDS, Exodus Communications, Frontier/GlobalCenter, Globix, GTE, IBM, Intel, Level 3 Communications, MCI WorldCom, PSINet, Qwest Communications International, and USinternetworking.

  Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we possess. As a result, some of our competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. In addition, some competitors have entered and will likely continue to enter into joint ventures or alliances to provide additional services which may be competitive with those we provide.

  Some of our competitors may be able to bundle other telecommunications services in connection with their Web site hosting services, which could allow them to reduce the relative prices of their Web site hosting services. We may not be able to overcome the effects of any such price reductions. In addition, we believe the Web hosting market is likely to experience consolidation in the near future, which could result in increased price and other competition that would make it more difficult for us to compete. See "Business--Competition."

Our data centers and equipment, and the networks we rely on, are sensitive to harm from human actions and natural disasters. Any resulting disruption could significantly damage our business and reputation.

  We believe our reputation for providing reliable service to our customers is critical to our future success. Our ability to maintain and enhance our reputation will depend on the integrity, performance and security of our data centers and equipment, and of the network infrastructure of our connectivity providers, including our principal provider, Intermedia. Our data centers and equipment, and the networks we use, however, are subject to damage from human error and tampering, natural disasters, power loss, capacity limitations, software defects, breaches of security, physical break-ins, telecommunications failures, intentional acts of vandalism and other factors that have caused, and will continue to cause, interruptions in service or reduced capacity for our customers. Despite precautions we have taken and plan to take, the occurrence of a natural disaster or other unanticipated problems could result in interruptions in the services we provide to our customers. Such an occurrence could have a materially negative impact on our business and reputation.

  Our customers often maintain confidential information on the servers hosted in our data centers. We strive to protect this information and our network from unauthorized access, computer viruses and other security threats by using encryption, authentication technology, biometric identifiers and security guards. However, such measures have been circumvented in the past and could be circumvented in the future. Our customer information and network may be vulnerable to the accidental or intentional actions of Internet users, current and former employees or others. Such acts could potentially jeopardize the security of confidential information such as credit card and bank account numbers stored in our system and our customers' computer systems. This could result in liability to us and in our loss of existing or potential customers. Additionally, the expense required to eliminate computer viruses and alleviate other security problems could be significant and result in delays or interruption of service to our customers. Any interruptions in service, capacity limitations or security breaches could seriously harm our reputation for reliable service. If our customers become dissatisfied with our level of service, they may choose to discontinue their relationship with us.

  We provide our customers with service level agreements. Our customer contracts provide that if we do not meet the required service levels, we may have to provide credits to our customers. Additionally, in the event of any harm to customers resulting from disruption of our service, security breaches, damage to equipment or other circumstances, we could be held liable for damages. Awards for such damages might exceed our liability insurance by an unknown but significant amount and could harm our business.

We may be unable to secure sufficient network capacity to meet our future needs on reasonable terms or at all.

  As the number of users and the amount of information they wish to transport increases and the customers' requirements continue to change, we must continue to expand and adapt our network arrangements. We may not be able to secure additional network capacity as quickly and cheaply as we may need to meet customer demand. Under our anticipated network services arrangement with Intermedia, we will be required to purchase 70% of our non-peered network capacity requirements from Intermedia. We cannot be sure that Intermedia will be able to continue to meet our network capacity requirements. Under our arrangement, Intermedia has 30 days to notify us if it is unable to meet our network capacity requirements before we can contract with third-party suppliers and then we can make relatively short-term arrangements with third-party suppliers only to obtain the additional capacity which Intermedia is unable to provide. This could delay our obtaining additional capacity and result in our having to pay higher prices for such additional network capacity. Also, there can be no assurance that additional network capacity will be available from third-party suppliers as it is needed. As a result, we cannot assure you that we will have access to sufficient network capacity. Our failure to achieve or maintain high capacity data transmission could negatively impact service levels to our existing customers and limit our ability to attract new customers, which would harm our business.

Our business, in large part, depends on network services we receive from Intermedia. Any disruption of these services or Intermedia's inability to maintain its peering relationships could be costly and harmful to our business.

  We currently rely exclusively on Intermedia for network services. Prior to the closing of this offering, we expect to enter into a two-year network services agreement with Intermedia. For the term of this agreement, we will be required to purchase, and Intermedia will be required to provide, at least 70% of our non-peered network capacity requirements. If this agreement were to be terminated, we would need to rapidly secure an alternative provider of these services. Accordingly, we could incur transition costs and our monthly costs of operations could increase. In addition, such a transition could have a detrimental effect on our customer service levels.

  The Internet is composed of many ISPs that operate their own networks and interconnect with other ISPs at various peering points. Peering relationships are a competitive factor that allow some Web hosting companies to provide faster data transmission than others. Intermedia's tier-one status and numerous peering relationships enable it to provide us faster data transmission than many other ISPs provide. Although Intermedia meets the industry's current standards for peering, there can be no guarantee that other national ISPs will maintain peering relationships with Intermedia. In addition, the requirements associated with maintaining peering relationships with the major national ISPs may change. We cannot assure you Intermedia will be able to expand or adapt its network infrastructure to meet any new requirements on a timely basis or at all.

If we do not respond effectively and on a timely basis to rapid technological change and evolving industry standards, our business could suffer.

  Internet and networking technology is changing rapidly. Our future success will depend largely on our ability to:

  .  offer services that incorporate leading technologies;

  . address the increasingly sophisticated and varied needs of our current and prospective customers;

  . respond to technological advances and emerging industry standards on a timely and cost-effective basis; and

  . continue offering services that are compatible and interoperable with products, services and architectures of other vendors.

  Although we often work with various vendors in testing newly developed products, there can be no assurance such products will be compatible with our infrastructure or such products will adequately address changing customer needs. Although we currently intend to support emerging standards, there can be no assurance industry standards will be established or, if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. Our failure to conform to the prevailing standards, or the failure of common standards to emerge, could harm our business. In addition, products, services or technologies developed by others may render our services no longer competitive or obsolete.

The growth of our business depends on the growth and performance of the Internet.

  The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop. Our success will depend on the continued growth in Internet usage. Demand and market acceptance of the Internet are subject to a high level of uncertainty and depend on a number of factors, including the growth in consumer and business use of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences, security concerns and increases in data transport capacity. If the Internet as a commercial medium fails to grow or develops more slowly than expected, then our business is unlikely to grow.

  The recent growth in the use of the Internet in general has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The performance of our Web site hosting services is ultimately limited by and relies on the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We may be unable to manage our anticipated growth effectively.

  Our future success depends in large part on our ability to manage the anticipated growth in our business. For us to manage this growth, we will need to:

  .  expand and enhance our operating and financial procedures and controls;

  . replace or upgrade our operational and financial management information systems; and

  .  attract, train, manage and retain key employees.

  These activities are expected to place a significant strain on our financial and management resources. If we are unable to manage growth effectively, our business could suffer.

Our growth depends on our ability to expand data center capacity to meet anticipated demand.

  Continuing to expand capacity is critical to achieving our business strategy. This expansion is likely to include the need to add new hardware and software, and may include the opening of additional data centers. We are currently significantly expanding our data center capacity by constructing two new facilities, one in Beltsville, Maryland, and another in San Jose, California to augment our capacity in those regions. We intend to add data center capacity over the next five years as justified by customer demand. Our ability to do so successfully depends on:

  .  anticipating and planning for future demand levels;

  .  having access to sufficient capital; and

  . locating and securing satisfactory data center sites and implementing the build-out of these sites, all of which may require significant lead time.

  If we cannot expand capacity effectively, our growth will suffer and we may not be able to adequately meet the demands of existing customers.

We depend on our key personnel.

  Our success also depends in significant part on the continued services of our key technical, sales and senior management personnel, including our President and Chief Executive Officer, Nancy G. Faigen. Losing one or more of our key employees could harm our business. In addition, we have recently hired a number of key employees and officers, including our President and Chief Executive Officer, and as a result, our entire management team has worked together for only a brief time. We also have plans to hire additional executive management personnel in the near future.

  We believe our short and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel, particularly additional management personnel in the areas of application integration and technical support. Competition for such personnel is intense. We may not be able to hire or retain the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. Our inability to attract and retain such personnel would limit our growth and harm our business.

Digex is controlled by Intermedia.

  Intermedia controls a majority of our voting power, and Intermedia's interests in us may conflict with your interests as a stockholder. Intermedia, through its wholly-owned subsidiary, Business Internet, owns all of the issued and outstanding shares of our Class B Common Stock. When this offering is
completed, Intermedia will own     shares of Class B Common Stock. Each share
of Class B Common Stock is entitled to 10 votes, as compared to one vote for each share of Class A Common Stock to be sold in this offering. Thus, after this offering is completed, Intermedia will control approximately % of the voting power of Digex, and will be able to control the management and affairs of Digex, and all matters submitted to our stockholders for approval, including the election and removal of directors, and any merger, consolidation or sale of all or substantially all of our assets. As a result, the price of our Class A Common Stock may be affected.

  We may require additional funds to finance our business but our ability to raise such funds is significantly limited by agreements that are binding on Intermedia. Intermedia has issued debt securities to the public under seven indentures. As a subsidiary of Intermedia, we are subject to a number of restrictions under the Intermedia indentures. These restrictions will, among other things, limit our ability to make certain restricted payments, incur indebtedness and issue preferred stock, pay dividends or make other distributions, engage in sale and leaseback transactions, create liens, sell our assets, issue or sell our equity interests, or enter into certain mergers and consolidations. As a result, our future financing sources will be significantly limited and our use of any proceeds, including the net proceeds of this offering, will be significantly restricted.

  We will be required to use all of the net proceeds of this offering to purchase Telecommunications Related Assets within 270 days of this offering. Telecommunications Related Assets mean assets used in connection with the business of: (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities; (2) creating, developing of marketing communications related network equipment, software and other devices for use relating to (1); or (3) evaluating, participating in or pursuing any other activity or opportunity that is related to those identified in (1) or (2); all as determined in good faith by the board of directors of Intermedia. We will not be able to use the proceeds of this offering directly to fund operating losses, working capital or other uses that are not purchases of Telecommunications Related Assets. Because we anticipate incurring operating losses and a significant need for working capital for the foreseeable future, we expect that we will have to obtain funds for such purposes from Intermedia or other sources. However, we are significantly restricted as to the sources of funding that are available to us. Prior to the closing of this offering, we will make arrangements with Intermedia pursuant to which Intermedia will purchase from us, at our cost, some of the Telecommunications Related Assets purchased with the net proceeds of this offering. We expect to be able to use the proceeds of such sales of telecommunications equipment to Intermedia for working capital purposes and to fund operating losses. We believe that the net proceeds of this offering should be sufficient to fund our capital needs into the second half of 2000. After that date, however, we will need to find sources of financing which are likely to be significantly limited.

  We depend on Intermedia to fund our working capital and operating losses, but Intermedia's ability to fund these needs is limited by its own substantial indebtedness. Intermedia is and, after the offering, will continue to be highly leveraged. At December 31, 1998, Intermedia had outstanding approximately $2.6 billion of debt and other liabilities (including trade payables), and approximately $862.3 million of obligations with respect to four outstanding series of preferred stock. The extent to which Intermedia is leveraged could have a number of important consequences to you as our stockholder. We are, and expect to continue to be, dependent on Intermedia for capital to fund our working capital and operating losses. Intermedia's level of debt will require it to dedicate a substantial portion of its future cash flow from operations for payment of principal and interest on its debt, and dividends on and the redemption of its preferred stock. Historically, Intermedia has not generated sufficient cash flow to cover its operating and investing expenses. For the year ended December 31, 1998, Intermedia's earnings were insufficient to cover combined fixed charges and dividends on preferred stock. In addition, because of the restrictions in the Intermedia indentures, Intermedia has only a limited amount of cash that may be used for working capital purposes and to fund operating losses. Consequently, Intermedia may not be able to provide us with a source of funds for our working capital or operating losses.

  Our dependence on Intermedia and the degree to which Intermedia is leveraged could have important consequences to our future operations, including but not limited to:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing to fund future working capital, operating losses, capital expenditures, acquisitions and other general corporate requirements;

  . limiting our flexibility in reacting to changes in our business and the industry in which we compete; and

  . placing us at a competitive disadvantage compared to better capitalized competitors.

  Our ability to issue additional capital stock is constrained by Intermedia's ownership of the Class B Common Stock. In the future, Intermedia may elect to sell shares of our Class B Common Stock that it controls to the public or to distribute such shares to its own stockholders. If as a result of such sale or distribution, Intermedia would no longer hold more than 50% of the total voting power of our capital stock, the consent of the majority in principal amount of the noteholders under the Intermedia indentures would be required for such a sale or distribution. In addition, if we decide in the future to issue and sell additional shares of our capital stock such that the voting power represented by the Class B Common Stock held by Intermedia would no longer be greater than 50% of the total voting power of our capital stock, the consent of the majority in principal amount of the noteholders under the Intermedia indentures would also be required for such a sale. We would be free of the restrictions in the Intermedia indentures only if Intermedia sold a sufficient number of its shares of Digex to reduce its voting power below 50%.

  Digex does not have legal representation independent from Intermedia. Kronish Lieb Weiner & Hellman LLP, counsel to Digex, is also counsel to Intermedia. Consequently, Digex does not have legal representation independent from Intermedia.

We are dependent on Intermedia for our general and administrative services.

  Intermedia has provided and is expected to continue to provide many of our financial, administrative and operational services and related support functions, including customer billing, legal, human resources, Year 2000 compliance and occasional network engineering. We have a General and Administrative Services Agreement with Intermedia, as described under "Certain Relationships--General and Administrative Services Agreement," to provide such services over the next five years. Should Intermedia's provision of these services no longer meet our needs or if Intermedia unexpectedly stops providing these services for any reason, we could face significant challenges and costs in transitioning to our own or alternative general and administrative functions. Such a transition and any resulting impairment of our operations could harm our financial results.

Regulatory and legal uncertainties could have significant costs or otherwise harm our business.

  The law in the United States relating to the liability of on-line service providers and ISPs for information carried on, disseminated through, or hosted on their systems remains largely unsettled. Congress recently enacted the "Digital Millennium Copyright Act," which became effective in October 1998. The Digital Millennium Copyright Act includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage, caching or storage at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if certain other conditions are met. See "Business--Government Regulation." Since this law is new, we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires ISPs to follow certain "notice and take-down" procedures in order to be able to take advantage of the limitation on liability. We have not yet implemented such procedures nor evaluated the cost of complying with them. Although our customers are subject to an acceptable use policy which regulates their use of our services, this policy and any enforcement of it may not be sufficient to shield us from liability under the Digital Millenium Copyright Act or otherwise.

  In addition, this new law addresses only copyright infringement. It may take years to determine whether and how existing laws such as those governing other types of intellectual property (such as trademarks), privacy, libel and taxation apply to the Internet. If liability for materials carried on or disseminated through their systems is imposed on ISPs, we would likely implement measures to reduce our exposure to such liability. Such measures could require us to expend substantial resources or discontinue certain product or service offerings. In addition, increased attention to liability issues, as a result of lawsuits, legislation and legislative proposals, could divert management attention, result in unanticipated expenses and harm our business.

  The growth and development of the market for on-line commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business on-line. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

  We are not currently subject to direct regulation by the Federal Communications Commission ("FCC") or any other government agency, other than as to regulations applicable to business in general. However, in the future we may be subject to regulation by the FCC or other federal or state agencies. Our costs could increase and our business could suffer depending on the extent to which our activities might be regulated.

Our business plan contemplates future international operations but there are numerous risks and uncertainties in offering services outside of the United States.

  We intend to expand into international markets and may build data centers internationally. We cannot be sure that we will be able to successfully sell our services or adequately maintain operations outside the United States. In addition, there are certain risks inherent in conducting business internationally. These include:

  .  unexpected changes in regulatory requirements;

  .  tariffs and other trade barriers;

  . ability to secure and maintain the necessary physical and telecommunications infrastructure;

  .  challenges in staffing and managing foreign operations;

  .  differing technology standards;

  .  employment laws and practices in foreign countries;

  .  political instability;

  .  longer payment cycles and problems in collecting accounts receivable;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  .  potentially adverse tax consequences.

  Any of these could adversely affect our international operations. Furthermore, some foreign governments have enforced laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States. Any one or more of these factors could adversely affect our contemplated future international operations and, consequently, our business.

We may be unable to protect our intellectual property rights or to continue using intellectual property that we license from others.

  We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain of our proprietary rights. We have no patented technology that would bar competitors from our market. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our data or technology, such as our customized Digex Centralized Nervous System applications.

  We also rely on certain technologies licensed from third parties. We cannot be sure these licenses will remain available to us on commercially reasonable terms or at all. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business.

We could lose revenues and our reputation may be damaged if our systems or those of our customers are not Year 2000 compliant.

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four-digit entries in order for 20th century dates to be distinguished from 21st century dates. As a result, before the end of this year, computer systems and software used by many companies may need to be upgraded to comply with these "Year 2000" requirements. Non-compliant systems may cause miscalculations which will interfere with business activities or simply fail to work at all.

  We have made arrangements with Intermedia for Year 2000 compliance services. Under these arrangements, we have implemented a Year 2000 program intended to ensure our computer systems and applications will function properly beyond 1999. We are continuing to study and resolve many of the Year 2000 issues which could affect us. However, we cannot be sure that we will be able to promptly or correctly address all the Year 2000 issues that could affect our systems, especially where third parties are involved. Although we have requested assurances from our suppliers that their products are Year 2000 compliant, not every supplier has responded to our request. Despite the assurances we have received, some of our suppliers' products and services could still fail and affect our operations in unpredictable ways. If we cannot achieve Year 2000 compliance, our systems could be disrupted for a period of time. This would cause a loss of revenues, including requests from customers for credits for downtime. More importantly, any significant disruption would seriously damage our business reputation. We might also face lawsuits for damages.

  Additionally, we cannot evaluate our customers' Year 2000 readiness. We believe that we are not responsible for the Year 2000 compliance of our customers' Web sites and we intend to notify them in writing of this fact and to urge them to ensure that their sites are Year 2000 compliant. Some of our customers' sites may fail due to Year 2000 issues and, while we believe that the failure of any one customer's site will not affect other customers' sites or our network, we cannot guarantee that this will be the case. Also, to the extent that a customer's site is not functioning correctly and it is not possible to determine that the malfunctioning is caused by the customer's software, the customer may request service credits or we might otherwise have a difficult time realizing the expected revenues from such a customer.

  Our statements regarding the Year 2000 issue are forward-looking statements subject to a significant number of risks and uncertainties. While we have attempted to reasonably evaluate the Year 2000 risks that we face, these risks include many factors which are beyond our control and we cannot be sure of the type or extent of damages that we might experience. The worst-case scenario related to the Year 2000 issue would be an overall failure of the national Internet and telecommunications infrastructure and the electrical grid. If this happened, we would be unable to serve our customers for a period of time. Any national disruption to these systems would have unpredictable and potentially severe impacts on our business and financial condition.

  We strongly urge you to read about our Year 2000 efforts in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

There has been no prior market for our Class A Common Stock and the market price of the shares will fluctuate.

  There has not been a public market for the Class A Common Stock. We cannot be sure that an active public market for the Class A Common Stock will develop or continue after this offering. Prices for the Class A Common Stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions. The initial public offering price per share of the Class A Common Stock has been determined by negotiations among us and the representatives of the underwriters. Investors may not be able to sell their Class A Common Stock at or above the initial public offering price.

  We believe there are relatively few comparable companies that have publicly traded equity securities. This may also affect the trading price of the Class A Common Stock after this offering and make it more difficult for you to evaluate the value of the Class A Common Stock.

  The market price of the shares of Class A Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to, among other things, the following factors:

  .  actual or anticipated variations in our results of operations;

  .  announcements of technological innovations;

  .  new products or services introduced by us or our competitors;

  .  changes in financial estimates by securities analysts;

  .  conditions and trends in the Internet;

  . acquisitions or strategic alliances involving us, our competitors, our suppliers or our customers; and

  .  general market conditions and other factors.

  Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historical levels. There can be no assurance these trading prices and price to earnings ratios will be sustained. These broad market factors may adversely affect the market price of our Class A Common Stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the Class A Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could harm our business.

Future sales of our common stock could adversely affect the price of the Class A Common Stock.

  After this offering is completed,     shares of Class A Common Stock will be
issued and outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares of Class A Common Stock sold in this offering will be freely tradable under the Securities Act unless purchased by our "affiliates," as that term is defined in the Securities Act. In connection with this offering, our officers and directors and some of our stockholders will be required to refrain from selling any shares of Common Stock for a
period of     days after the date of this prospectus without the written
consent of     . We cannot be sure what effect, if any, future sales of shares or the availability of shares for future sale will have on the market price of the Class A Common Stock. The market price of our Class A Common Stock could drop due to sales of a large number of shares of our Class A Common Stock in the market after this offering or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of Common Stock.

You will suffer immediate and substantial dilution.

  Purchasers of the Class A Common Stock being offered will experience immediate and substantial dilution in the net tangible book value of their Class A Common Stock. See "Dilution."

Some provisions of the Delaware Anti-Takeover Law and of our certificate of incorporation and bylaws could discourage a takeover of Digex and adversely affect the price of the Class A Common Stock.

  Upon completion of this offering, our board of directors will have the
authority to issue up to     shares of preferred stock and to determine the
price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of any of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue shares of preferred stock. We are also subject to certain provisions of Delaware law which could have the effect of delaying, deterring or preventing a change in control of Digex, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, our certificate of incorporation and bylaws contain certain provisions that, together with Intermedia's ownership of Class B Common Stock, which is entitled to 10 votes per share, could discourage potential takeover attempts and make attempts by stockholders to change management more difficult, which could adversely affect the market price of our Class A Common Stock.

This prospectus includes forward-looking statements which could differ from actual future results.

  Some of the statements in this prospectus that are not historical facts are "forward-looking statements." Forward-looking statements can be identified by the use of words such as "estimates," "plans," "anticipates," "expects," "intends," "believes" or the negative thereof or other variations thereon or by discussions of strategy that involve risks and uncertainties. Examples of forward-looking statements include discussions relating to:

  . plans to expand our existing Web site hosting services and applications for enterprises doing business on the Internet;

  .  introductions of new products and services;

  .  proposals to build new data centers in various geographic areas;

  . estimates of market sizes and addressable markets for our services and products;

  . anticipated revenues from designated markets during 1999 and later years; and

  . statements regarding the future course of our relationship with Intermedia.

  We wish to caution you that all the forward-looking statements contained in this prospectus are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. Such risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

                                USE OF PROCEEDS

  We estimate the net proceeds from the sale of the     shares of Class A
Common Stock we are offering will be approximately $     million, at an assumed
initial public offering price of $    per share and after deducting the
estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we
estimate such net proceeds will be approximately $    million. The principal
purposes of this offering are to obtain additional capital, create a public market for our Class A Common Stock and facilitate our future access to the public capital markets.

  Under the terms of Intermedia's indentures, described under "Risk Factors-- Digex is controlled by Intermedia," we will be required to use all of the net proceeds of this offering to purchase Telecommunications Related Assets. We
intend to use approximately $    of the net proceeds to continue to expand and
enhance our data center infrastructure. We expect that some of the remaining Telecommunications Related Assets, which we will be required to purchase, will be sold to Intermedia at our costs. We expect to be able to use the proceeds of such sales to Intermedia for working capital purposes and to fund our operating losses. The amounts actually expended for such capital expenditures and working capital purposes may vary significantly, depending on a number of factors, including our future revenues and Intermedia's availability of funds.

  A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We do not anticipate paying any dividends on any of our common stock in the foreseeable future. Moreover, because we are subject to restrictions under the Intermedia indentures, we are effectively prohibited from paying dividends. We may also incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of December 31, 1998 (1) on an actual basis, (2) on a pro forma basis as if our recapitalization had been effected on December 31, 1998, and (3) as adjusted to give effect to the
sale of the     shares of Class A Common Stock we are offering, at an assumed
initial public offering price of $    per share and after deducting the
estimated underwriting discounts and commissions and estimated offering expenses that we will pay and the application of the estimated net proceeds from this offering. This table should be read in conjunction with the financial statements and the notes relating to those statements included elsewhere in this prospectus.

                                                       December 31, 1998
                                                -------------------------------
                                                         Pro Forma
                                                Actual  (unaudited) As Adjusted
                                                ------- ----------- -----------
                                                        (In thousands)
Cash and cash equivalents...................... $   --    $   --       $--
                                                =======   =======      ====
Capital lease obligations, including current
 maturities.................................... $ 2,089   $   --
Stockholder's equity:
  Class A Common Stock, $.01 par value; 6,000
   authorized;
   non-issued and outstanding..................     --        --
  Class B Common Stock, $.01 par value; 3,000
   authorized;
   1,000 assumed issued and outstanding on a
   pro forma basis.............................     --        --
  Owner's net investment.......................  70,845       --
  Additional paid-in capital...................     --     77,739
  Accumulated deficit..........................     --        --
                                                -------   -------      ----
  Total stockholder's equity ..................  70,845    77,739
                                                -------   -------      ----
Total capitalization........................... $72,934   $77,739      $
                                                =======   =======      ====

                                    DILUTION

  Our net tangible book value as of     , 1999 was approximately $    million,
or $    per share of Class A and Class B Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of Class A Common Stock
and Class B Common Stock outstanding as of     , 1999. After giving effect to
the issuance and sale of the     shares of Class A Common Stock offered hereby
at an assumed initial public offering price of $    per share and after
deducting estimated underwriting discounts and commissions and estimated
offering expenses, our pro forma net tangible book value as of     , 1999 would
be $    million, or $    per share. This represents an immediate increase in
pro forma net tangible book value of $    per share to existing stockholders
and an immediate dilution of $    per share to new investors. The following
table illustrates this per share dilution:

Assumed initial public offering price per share......................... $
                                                                         ------
  Net tangible book value per share at    , 1999........................ $
  Increase in pro forma net tangible book value per share attributable to new investors..................................................... $
                                                                         ------
Pro forma net tangible book value per share after offering.............. $
                                                                         ------
Dilution per share to new investors..................................... $
                                                                         ======

  The following table summarizes, on a pro forma basis as of     , 1999, the
differences between the number of shares of Common Stock purchased from Digex, the aggregate cash consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares of Class A Common Stock in this offering:

                         Shares Purchased      Total Consideration      Average
                         -------------------   ----------------------    Price
                         Number     Percent     Amount      Percent    Per Share
                         --------   --------   ---------   ----------  ---------
Existing stockholders..
New investors..........
                          --------    --------  ---------    ---------    ---
  Total................
                          ========    ========  =========    =========

                            SELECTED FINANCIAL DATA

  The following table sets forth selected historical financial information of Digex for the period from July 7, 1997 (date of acquisition) to December 31, 1997 and the year ended December 31, 1998, and of the Predecessor for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. The selected historical financial information has been derived from Digex's and the Predecessor's financial statements which have been audited by Ernst & Young LLP and are included elsewhere in this prospectus.

  The following table also sets forth our pro forma financial information for the year ended December 31, 1997. The pro forma financial information gives effect to the purchase by Intermedia of Business Internet as if such acquisition had occurred on January 1, 1997, but only includes financial information for the Predecessor. The presentation of pro forma financial information was made to permit useful comparison of results of operations between periods presented. This pro forma financial information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997. The relationship between Business Internet and the Predecessor is more fully described in note 1 to the financial statements.

  You should read the selected financial data below in conjunction with our audited financial statements and the related notes and the Predecessor's audited financial statements included elsewhere in this prospectus. You should also read the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations," also contained later in this prospectus.

                                  Predecessor                            Digex
                          ---------------------------- ---------------------------------------------
                                                         Historical
                                                       ---------------
                                   Historical            Period from     Pro Forma       Historical
                          ----------------------------  July 7, 1997    ------------    ------------
                                                          (date of       Year ended
                           Year ended    Period from   acquisition) to  December 31,     Year ended
                          December 31, January 1, 1997  December 31,        1997        December 31,
                              1996     to July 6, 1997      1997        (unaudited)         1998
                          ------------ --------------- ---------------  ------------    ------------
                                (In thousands, except pro forma share and per share data)

Statement of Operations
 Data:
Revenues................    $ 2,803       $  4,420        $   7,192      $  11,612        $ 22,635
Costs and expenses:
 Cost of operations.....      2,002          4,149            1,739          2,808           6,710
 Cost of services.......        684          1,817            1,611          3,428           7,044
 Selling, general and
  administrative........      3,194          7,001            6,087         13,088          17,512
 Depreciation and
  amortization..........        591            519            2,753          4,850           8,109
 Charge off of purchased
  in-process research
  and development.......        --             --            15,000 (1)     15,000 (1)         --
                            -------       --------        ---------      ---------        --------
Total costs and
 expenses...............      6,471         13,486           27,190         39,174          39,375
                            -------       --------        ---------      ---------        --------
Loss before income
 taxes..................     (3,668)        (9,066)         (19,998)       (27,562)        (16,740)
Income tax benefit......        --             --             1,440          4,710             159
                            -------       --------        ---------      ---------        --------
Net loss................    $(3,668)      $ (9,066)       $ (18,558)     $ (22,852)       $(16,581)
                            =======       ========        =========      =========        ========
Pro forma net loss per
 common share (2):
  Basic.................        --             --         $  (18.56)     $  (22.85)       $ (16.58)
                                                          =========      =========        ========
  Diluted...............        --             --         $  (18.56)     $  (22.85)       $ (16.58)
                                                          =========      =========        ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................        --             --             1,000          1,000           1,000
                                                          =========      =========        ========
Other Data:
EBITDA before certain
 charges (3)............    $(3,077)       $(8,547)        $ (2,245)      $ (7,712)       $ (8,631)
Net cash used in
 operating activities...     (2,565)        (7,172)          (6,079)       (13,251)        (10,930)
Net cash used in
 investing activities...     (1,445)        (1,004)         (55,237)       (56,241)        (30,969)
Net cash provided by
 financing
 activities (4).........      4,010          8,176           61,316         69,492          41,899
Capital expenditures....      1,445          1,004            8,016          9,020          30,969

                            Predecessor                   Digex
                         ----------------- -----------------------------------
                         December 31, 1996 December 31, 1997 December 31, 1998
                         ----------------- ----------------- -----------------
                          (In thousands)             (In thousands)
Balance Sheet Data:
Working capital (defi-
 ciency)................      $(1,237)          $  (351)          $ 1,231
Property and equipment,
 net....................        2,599            12,930            39,059
Total assets............        3,173            49,693            77,739
Capital lease obliga-
 tions..................        1,745             1,980             2,089
Total owner's equity....          342            45,527            70,845

--------
(1) This amount represents a one-time charge to operations for charge off of purchased in-process research and development related to the Predecessor in connection with Intermedia's purchase of Business Internet on July 7, 1997.

(2) Pro forma basic and diluted net loss per share has been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented.

(3) EBITDA before certain charges consists of earnings (loss) before tax benefit, depreciation and amortization and the charge off of purchased in-process research and development. EBITDA, before certain charges, does not represent funds available for management's discretionary use and is not intended to represent cash flow for operations. EBITDA before certain charges should be considered only as an alternative to net loss as an indication of operating performance or cash flows as a measure of liquidity.

(4) Net cash provided by financing activities includes capital contributions of $7,626, $64,085 and $41,899 for the period from January 1, 1997 to July 6, 1997, the period for July 7, 1997 to December 31, 1997 and the year ended December 31, 1998, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the financial statements and notes relating to those statements appearing elsewhere in this prospectus.

Overview

  Digex is a leading provider of Internet hosting services to businesses and institutions implementing complex, interactive Web sites and Web-based applications. Our offerings include Web site and application hosting, enterprise and consulting services. From major corporations to Internet start-ups, our clients leverage our services to rapidly and cost-effectively deploy secure and reliable business solutions including on-line banking, on-line procurement and electronic retailing. We provide the computer hardware, software, network technology, and systems management necessary to offer our customers comprehensive outsourced Web site hosting solutions.

  We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth. Digex currently provides hosting services to over 550 customers, including American Century Investments, Budget Rent-A-Car, Forbes, J. Crew, Kraft, Universal Studios and Nike. We operate two state-of-the-art data centers strategically positioned on the east and west coasts of the United States. In these data centers, we house over 1,300 Windows NT and UNIX-based servers which we own and manage. Our revenues have grown at a compounded annual growth rate of 184% over the past two years from $2.8 million in 1996 to $22.6 million in 1998. The following are among the key factors that we believe will continue to drive our growth:

  . a highly scalable operating platform which was designed to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site hosting initiatives;

  . an experienced management team and technical experts, who in the aggregate hold over 200 technical certifications from leading companies such as Cisco Systems, Microsoft and Sun Microsystems;

  . a highly skilled research and development organization dedicated to identifying the best available tools, technologies and processes;

  .  a growing, geographically distributed direct sales force; and

  . a network of over 120 business partnership alliances which provide complementary design, development and integration services for our customers and which represent a significant source of new customer referrals for Digex.

  We offer a full range of complementary value-added services designed to handle the rapidly evolving requirements of complex Web sites. Our services include the following:

  .  Web site management services;

  .  integrated business solutions;

  .  enterprise services; and

  .  consulting services.

  Our business started in 1996, as the Web site hosting unit (the "Predecessor") of Business Internet Inc. (previously known as DIGEX, Incorporated), a company that was principally an Internet access and Web site hosting services provider. Business Internet (at the time known as DIGEX, Incorporated) went public in October 1996, and was acquired by Intermedia in July 1997. In contemplation of this offering, we were incorporated as Digex, Incorporated on April 27, 1999. On that date, Business Internet contributed our assets to the newly formed Digex, Incorporated in order to effect a recapitalization of our business. As of the date of this prospectus, Business Internet, a wholly-owned subsidiary of Intermedia, owns 100% of our common stock.

  Revenue. Our revenues consist primarily of monthly fees from sales of our Web site hosting and other related services. Contracts for these services are typically between one and three years in length. In addition to Web hosting, we have also recently begun to offer integrated business solutions, enterprise services and consulting services and believe that we will begin to derive increasing amounts of revenues from the sale of these services in the future.

  Cost and Expenses. Cost and expenses include:

    .cost of operations;

    .cost of services;

    .selling, general and administrative expenses; and

    .depreciation and amortization expense.

  Cost of operations consist primarily of the costs for our network connectivity. We expect our network connectivity requirements to grow in conjunction with the growth of our overall business and accordingly expect these costs to increase in the future.

  Cost of services consist principally of salaries and benefits for our technical operations and customer service personnel and facilities administration, including rent, maintenance and utilities to support our data centers. We expect our cost of services to increase in dollar amount but to decline as a percentage of revenue due to economies of scale and expected improvements in technology and productivity.

  Selling, general and administrative expenses consist primarily of salaries and benefits for our marketing, sales and support personnel, advertising costs, consultant's fees and other miscellaneous expenses including travel and entertainment expenses. We expect selling, general and administrative expenses in the future to increase in dollar amount but to decline as a percentage of revenue.

  Depreciation and amortization expense consists primarily of depreciation of our data center equipment and related assets and amortization of our intangible assets. We expect these expenses to increase due to our plans to invest significant capital to expand our data center capacity.

Results of Operations

  The following table presents certain information derived from the audited financial statements for the years ended December 31, 1996 and 1998 expressed as a percentage of revenue. For the purposes of the following discussion and analysis, the results of operations of the Predecessor for the period from January 1, 1997 to July 6, 1997, have been adjusted to reflect the acquisition of Business Internet by Intermedia as if the acquisition had occurred at the beginning of 1997 and have been combined with the results of our operations for the period from July 7, 1997 (date of acquisition) to December 31, 1997. This computation was done to permit useful, complete year comparisons between the results for 1996, 1997 and 1998. However, this pro forma information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997.

                             Predecessor                   Digex
                          ----------------- -----------------------------------
                             Historical         Pro forma        Historical
                          ----------------- ----------------- -----------------
                                               Year ended
                             Year ended     December 31, 1997    Year ended
                          December 31, 1996    (Unaudited)    December 31, 1998
                          ----------------- ----------------- -----------------
                                      (As a percentage of revenues)
Revenues.................       100.0%            100.0%            100.0%
Costs of expenses:
  Cost of operations.....        71.4              24.2              29.6
  Cost of services.......        24.4              29.5              31.1
  Selling, general and
   administrative........       114.0             112.7              77.5
  Depreciation and
   amortization..........        21.1              41.8              35.8
  Charge off of purchased
   in-process research
   and development.......         0.0             129.2               0.0
                               ------            ------             -----
Total costs and ex-
 penses..................       230.9             337.4             174.0
                               ------            ------             -----
Loss before income tax-
 es......................      (130.9)           (237.4)            (74.0)
Income tax benefit.......         0.0              40.6               0.7
                               ------            ------             -----
  Net loss...............      (130.9)%          (196.8)%           (73.3)%
                               ======            ======             =====

Year Ended December 31, 1998 Compared to Pro Forma Year Ended December 31, 1997

  Revenue. Revenues were $22.6 million for the year ended December 31, 1998 compared to $11.6 million for the year ended December 31, 1997, an increase of 94.9%. The $11.0 million increase in revenue was a result of our increased marketing efforts, and market acceptance of our new products, resulting in growth in our number of customers. We also experienced increases in revenue from existing customers through upgrades and value added services. This translated into higher average revenues per server. Additionally, during 1998 we increased the number of quota-bearing sales representatives.

  Cost of Operations. Our cost of operations was $6.7 million for the year ended December 31, 1998, compared to $2.8 million for the year ended December 31, 1997. The $3.9 million increase was due to increased network capacity requirements necessary to support our growing business. In addition, we also experienced an increase in the average network bandwidth per server. As a percentage of revenue, the cost of operations increased to 29.6% in 1998 from 24.2% in 1997 primarily as a result of our purchasing added capacity per server in 1998 as compared to 1997 to improve customer Web site performance.

  Cost of Services. Our cost of services was $7.0 million for the year ended December 31,1998, compared to $3.4 million for the year ended December 31, 1997. The $3.6 million increase was due primarily to the hiring of additional engineering and operations staff to support our expanded customer base. As a percentage of revenue, the cost of services increased to 31.1% in 1998 from 29.5% in 1997.

  Selling, General and Administrative. Expenses increased to $17.5 million for the year ended December 31, 1998, compared to $13.1 million for the year ended December 31, 1997. The $4.4 million increase was due to higher commission expenses associated with our increased sales levels as well as increases in our administrative headcount. As a percentage of revenue, the expenses decreased to 77.5% in 1998 from 112.7% in 1997 due to economies of scale.

  Depreciation and Amortization. Depreciation and amortization increased to $8.1 million for the year ended December 31, 1998, compared to $4.9 million for the year ended December 31, 1997. The $3.2 million increase was largely due to increased capital expenditures for servers and other data center related equipment.

  Income Tax Benefit. Our income tax benefit decreased to $159,000 for the year ended December 31, 1998, compared to $4.7 million for the year ended December 31, 1997. The 1998 income tax benefit represents the recognition of a portion of the benefits associated with 1998 tax net operating loss carryforwards. Benefits were recognized in 1998 to the extent of unused deferred tax credits originating in previous periods.

  Net Loss. Net losses decreased to $(16.6) million for the year ended December 31, 1998, compared to $(22.9) million for the year ended December 31, 1997.

Pro Forma Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

  Revenue. Revenues were $11.6 million for the year ended December 31, 1997, compared to $2.8 million for the year ended December 31, 1996, an increase of 314%. The $8.8 million increase in revenue was due primarily to our increased marketing and sales efforts and the increased market acceptance of dedicated Web site hosting as a viable outsourcing solution.

  Cost of Operations. Our cost of operations was $2.8 million for the year ended December 31, 1997, compared to $2.0 million for the year ended December 31, 1996. The $806,000 increase was due to increased network connectivity expenses in connection with the growth in the number of managed servers. This increase in our cost of operations was partially offset by the more favorable network connectivity pricing we received subsequent to Intermedia's acquisition of Business Internet in July 1997. As a percentage of revenue, the cost of operations declined to 24.2% in 1997 from 71.4% in 1996 primarily as a result of the favorable pricing from Intermedia.

  Cost of Services. Our cost of services was $3.4 million for the year ended December 31, 1997, compared to $684,000 for the year ended December 31, 1996. The $2.7 million increase was due primarily to headcount increases in customer service and operations during 1997. As a percentage of revenue, the cost of services increased to 29.5% in 1997 from 24.4% in 1996, primarily due to the additional customer service and operations employees who were hired in conjunction with the expansion of our marketing efforts to support the anticipated growth in our business.

  Selling, General and Administrative. Expenses increased to $13.1 million for the year ended December 31, 1997, compared to $3.2 million for the year ended December 31, 1996. The $9.9 million increase was due to significant increases in headcount in our sales, marketing, management information, and administration departments, as well as one time expenditures for employee recruitment, relocation, and training. As a percentage of revenue, the expenses decreased to 112.7% in 1997 from 114.0% in 1996.

  Depreciation and Amortization. Depreciation and amortization increased to $4.9 million for the year ended December 31, 1997, compared to $591,000 for the year ended December 31, 1996. The $4.3 million increase was due to the amortization of intangible assets in connection with the purchase of Business Internet as allocated to us. This increase was also due to increased capital expenditures for servers and other data center related equipment connected with the continued expansion of our business.

  Charge off of Purchased In-Process Research and Development. The charge for purchased in-process research and development of $15.0 million in 1997 represents the amount of purchased in-process research and development associated with the purchase of Business Internet by Intermedia. In connection with this acquisition, Intermedia allocated $15.0 million of the purchase price to in-process research and development projects that relate directly to us. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the in-process research and development had no alternative future uses. Accordingly, these costs were expensed as a one-time charge to earnings in 1997.

  Income Tax Benefit. Our income tax benefit increased to $4.7 million for the year ended December 31, 1997, compared to $0 for the year ended December 31, 1996. The income tax benefit in 1997 results from our ability to recognize the benefits of our 1997 net tax operating loss carryforward to the extent of available and unused tax credits that arose in connection with Intermedia's purchase of Business Internet. Such tax credits relate to the purchase accounting differences between bases in our identifiable intangible assets.

  Net Loss. Net losses decreased to $(22.9) million for the year ended December 31, 1997, compared to $(3.7) million for the year ended December 31, 1996.

Liquidity and Capital Resources

  We have used cash in our operating and investing activities during all periods since inception. These cash usages have been funded by permanent contributions to capital. Such contributions amounted to $24.5 million and $41.9 million in 1997 and 1998, respectively.

  Net cash used in operating activities in 1996, 1997 and 1998 was $2.6 million, $13.3 million and $10.9 million, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses, offset in part by increases in accounts payable and accrued expenses.

  Net cash used for investing activities in 1996, 1997 and 1998 was $1.4 million, $56.2 million and $30.9 million, respectively. Net cash used for investing activities in each of these periods was primarily the result of capital expenditures for data center infrastructure, as well as leasehold improvements, furniture and fixtures and computers and other equipment. Additionally, in July of 1997, goodwill and other intangible assets were allocated to us for separate reporting purposes, and shown as a use of cash. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time.

  Our operating activities are expected to result in uses of cash for several years, as we expand our data center capacity, increase our headcount in support of such operations and invest in our marketing organization. In addition, we expect to invest significantly in the purchase of property and equipment. Our management believes that the proceeds of this offering will be sufficient to meet our projected cash needs into the second half of 2000. We intend to seek funding from external sources to meet our cash needs subsequent to that date. There can be no assurance that such funding will be available on terms satisfactory to us. Alternatively, Intermedia could advance funds to us to meet our requirements after that date, but it has no obligation to do so.

Impact of Year 2000

  The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. To ensure that our computer systems and applications will function properly beyond 1999, through Intermedia, we have implemented a Year 2000 program.

Project and State of Readiness

  We have developed a five-phase plan that is designed to assess the impact of the Year 2000 issue on its information technology ("IT") and non-information technology ("Non-IT"). This table represents management's best estimates of our progress as of March 31, 1999 and expected dates of completion with respect to our mission-critical and non-mission-critical systems:

                                             Date of           Date of
          Phase Completion              IT  Completion Non-IT Completion
          ----------------             ---- ---------- ------ ----------
     I.   Preliminary Activity         100%  12/31/97   100%   12/31/97
     II.  Problem Determination        100%   9/30/98   100%    3/31/99
     III. Plan Complete & Resources     90%   5/31/99    80%    5/31/99
          Committed
     IV.  Operational Sustainability    50%   9/30/99    50%    9/30/99
     V.   Fully Compliant               50%   9/30/99    50%    9/30/99

  Because it is not always necessary to complete one phase prior to completing the next, some projects within a given phase have been started, while there may be outstanding tasks associated with prior phases. Priority is always placed on mission critical systems.

 Phase I Preliminary Activity

  This phase is a phase of awareness and education. The outcome of this phase was our understanding of the criticality, risks, size and scope of the Year 2000 problem.

 Phase II Problem Determination

  In this phase we performed an inventory and assessment to determine which portions of our hardware and software would have to be replaced or modified in order for our networks, office equipment and information management systems to function properly after December 31, 1999. Such determinations were based in part on representations made by hardware and software vendors as to the Year 2000 compliance of the systems we use. However, there can be no assurances that any vendor representations received by us were accurate or complete. We also conducted a risk assessment to identify those systems whose failure would be expected to result in the greatest risk to our business. As of March 31, 1998, Phase II of the plan was 100% complete with respect to IT and 100% complete with respect to Non-IT. However, there can be no assurances that mission critical equipment has not been overlooked.

 Phase III Plan Complete & Resources Committed

  During Phase III, we designed a plan to make the necessary modifications to and/or replace the impacted software and hardware and committed the resources towards the completion of such a plan. While we believe we have almost completed our plan for achieving Year 2000 compliance, the discovery of additional IT or Non-IT systems requiring remediation could adversely impact the current plan and the resources required to implement the plan.

 Phase IV Operational Sustainability

  We are actively engaged in Phase IV, using both internal and external resources to reprogram, or replace, and test certain components of our networks and information processing systems for Year 2000 compliance and scheduling the installation of other necessary hardware and software upgrades. Although we intend to conduct tests to ensure the equipment is Year 2000 compliant, we will focus primarily on those systems whose failure would pose the greatest risks to our operations. There can be no assurance that we have not overlooked mission critical IT or Non-IT systems. We will not likely test all of our equipment and will rely upon vendor representations, if received, where tests are not conducted. There can be no assurance that any vendor representation will be accurate or complete. As of March 31, 1999, Phase IV of the plan was 50% complete for IT and 50% for Non-IT. We expect to complete Phase IV by September 30, 1999.

 Phase V Fully Compliant

  We plan to be fully compliant on mission-critical components no later than September 30, 1999, which is prior to any anticipated impact on our operating systems. Though the majority of the work will be completed by early third quarter 1999, there are elements that will not be completed (Phase V) until late in the third quarter of 1999 primarily due to limited availability of compliant software and hardware and prioritization of mission critical systems. As of March 31, 1999, we estimate that our remediation efforts are approximately 50% complete overall.

  We believe that we have allocated adequate resources for this purpose and expect our Year 2000 date conversion program to be successfully completed on a timely basis. However, there can be no assurance that it will successfully implement all of the necessary upgrades in a timely manner. We presently believe that with modifications to existing software and conversions to new software and hardware, the Year 2000 issue will not pose significant operational programs for our systems or have any adverse impact on our customers or business units. However, if such modifications and conversions are not made, or are not completed in a timely fashion, the Year 2000 problem could harm our reputation and business.

Costs

  We have tracked Year 2000 costs on a company-wide basis by segregating our internal and external costs and hardware and software costs. The internal costs are comprised of employee hours, and external costs are comprised of outside consultant costs.

  The cost estimates presented below do not include system upgrades that would otherwise result as part of our capital expenditure program. The estimated costs of the project and the date which we have established to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, unanticipated mergers and acquisitions, and similar uncertainties.

  A summary of historical and estimated costs for the Year 2000 project are listed below:

                                                              External Internal
                                                              -------- --------
      Historical through March 31, 1999...................... $379,746 $ 87,600
      Estimated additional expenditures for 1999.............  126,800   41,600
                                                              -------- --------
        Total................................................ $506,546 $129,200

                                                               Software/Hardware
                                                               -----------------
      Historical through March 31, 1999.......................      $834,000
      Estimated additional expenditures for 1999..............       386,000
                                                                  ----------
        Total.................................................    $1,220,000

Risks and Contingency Plan

  While we are working to test our own mission-critical systems for Year 2000 compliance, we do not control the systems of our suppliers. We are currently seeking assurance from our suppliers and strategic business partners regarding the Year 2000 readiness of their systems. We are currently planning interoperability tests to ensure that our suppliers' and business partners' systems will accurately interact with our systems into and beyond the Year 2000. Importantly, we are relying on Intermedia's Year 2000 compliance efforts to ensure that our connectivity with Intermedia is available after December 31, 1999. Notwithstanding any measures we may take, there is some risk that the interaction of our systems and those of our suppliers or business partners may be impacted by the Year 2000 date change. In addition, in light of the vast interconnection and interoperability of telecommunications networks and the Internet worldwide, to provide services to our customers is dependent in large part on the networks and systems of other carriers. To the extent the networks and systems of those carriers are adversely impacted by Year 2000 problems, our ability to service our customers may be adversely impacted as well. Any such impact could have a material adverse effect on our operations.

  The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. The Year 2000 project is expected to significantly reduce our level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of our material suppliers and business partners. We believe that, with the implementation of new business systems and completion of the Year 2000 project as scheduled, the possibility of significant interruptions of normal operations should be reduced.

  In a recent Securities and Exchange Commission release regarding Year 2000 disclosure, the Securities and Exchange Commission stated that public companies must disclose the most reasonably likely worst case Year 2000 scenario. Although it is not possible to assess the likelihood of any of the following events, each must be included in a consideration of worst case scenarios: widespread failure of electrical, gas, and similar supplies serving us, widespread disruption of the services provided by common communications carriers; similar disruption to the means and modes of transportation for us and our employees, contractors, suppliers and customers; significant disruption to our ability to gain access to, and remain working in, office buildings and other facilities; the failure of substantial numbers of our critical computer hardware and software systems, including both internal business systems and systems controlling operational facilities such as electrical generation, transmission and distribution systems; and the failure of outside entities' systems, including systems related to banking and finance. We urge you to read "Risk Factors--We could lose revenues and our reputation may be damaged if our systems or those of our customers are not Year 2000 compliant."


  If we cannot operate effectively after December 31, 1999, we could, among other things, face substantial claims by customers or loss of revenue due to service interruptions, inability to fulfill contractural obligations or bill customers accurately and on a timely basis, and increased expenses associated with litigation, stabilization of operations following critical system failures and the execution of contingency plans. We could also experience an inability by customers and others to pay, on a timely basis or at all, obligations owed to us. Under these circumstances, the adverse effects, although not quantifiable at this time, would be material.

  We believe that our critical systems will be Year 2000 compliant before January 1, 2000. Intermedia's Year 2000 Executive Steering Committee convened in first quarter 1999 and is scheduled to meet regularly throughout the year. This committee includes members of Intermedia's management and our President, Nancy G. Faigen. The committee is working to oversee and allocate additional resources, if required, for the final plans for Year 2000 readiness. Having identified our mission-critical systems and those of our key suppliers, and the associated risks of failure to ensure that those systems are Year 2000 ready, we are in the process of devising contingency plans which will be implemented in the event any such systems are not Year 2000 compliant in a timely manner. Business continuity plans are under development by us and will be ready for implementation by the fourth quarter of 1999.

                                    BUSINESS

Overview

  Digex is a leading provider of hosting services to businesses and institutions implementing complex, interactive Web sites and Web-based applications. Our offerings include Web site and application hosting, enterprise and consulting services. From major corporations to Internet start-ups, our clients leverage our services to rapidly and cost-effectively deploy secure and reliable business solutions including on-line banking, on-line procurement and electronic retailing. We provide the computer hardware, software, network technology, and systems management necessary to provide our customers comprehensive outsourced Web site hosting solutions.

  We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth. Digex currently provides hosting services to over 550 customers, including American Century Investments, Budget Rent-A-Car, Forbes, J. Crew, Kraft, Universal Studios and Nike. We operate two state-of-the-art data centers strategically positioned on the east and west coasts of the United States. In these data centers, we house over 1,300 Windows NT and UNIX-based servers which we own and manage. Our revenues have grown at a compounded annual growth rate of 184% over the past two years from $2.8 million in 1996 to $22.6 million in 1998. The following are among the key factors that we believe will continue to drive our growth:

  . a highly scalable operating platform which was designed to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site hosting initiatives;

  . an experienced management team and technical experts, who in the aggregate hold over 200 technical certifications from leading companies such as Cisco Systems, Microsoft and Sun Microsystems;

  . a highly skilled research and development organization dedicated to identifying the best available tools, technologies and processes;

  .  a growing, geographically distributed direct sales force; and

  . a network of over 120 business partnership alliances which provide complementary design, development and integration services for our customers and which represent a significant source of new customer referrals for Digex.

  We believe we have established a reputation for reliable service, prompt Web site deployment and quality customer service. To meet our customers' evolving requirements, we continuously seek to identify, test and utilize the best available technologies and processes. Scalability is a central element of our operating strategy. Our architecture was specifically designed to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site hosting initiatives. We believe our singular focus of providing mission-critical Web site hosting services, technical expertise and high quality facilities has made us a leading provider of Web site hosting services.

Industry Background

Introduction

  Use of the Internet, including intranets and extranets, has grown rapidly in recent years. This growth has been driven by a number of factors, including the large and growing installed base of personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. As a result of this growing use, the Internet has become an important new global communications and commerce medium. The Internet represents an opportunity for enterprises to interact in new and different ways with a large number of customers, employees, suppliers and partners. Enterprises are responding to this opportunity by rapidly increasing their investment in Internet sites and services.

  Over the last several years, enterprises that focus solely on distributing products and services over the Internet have emerged and, more recently, mainstream businesses have begun to implement Web sites to complement traditional business models and applications. Among the various factors which continue to attract these businesses to the Internet is the transformation of Web sites from being primarily text-based and informational to becoming interactive, multimedia-enabled and transaction oriented. New technologies and development tools have also led to the Web-enabling of traditional business functions and applications such as customer service, procurement, human resource management and sales force automation. Internet operations and applications are mission-critical for virtually all Web-centric companies and are becoming increasingly mission-critical for many mainstream enterprises. At the same time, these operations and applications are becoming more complex and challenging to operate. Ensuring the quality, reliability, and availability of these Internet operations typically requires substantial investments in developing Internet expertise and infrastructures. However, such a continuing significant investment of resources is often an inefficient use of an enterprise's limited resources. As a result, businesses are increasingly seeking collaborative outsourcing arrangements that can increase performance, provide continuous operation of their Internet solutions, and reduce Internet operating expenses.

  According to Forrester Research, approximately half of the Fortune 1000 firms they surveyed have outsourced the management of their Web sites. Forrester reports that companies outsource Web site management primarily for the following reasons:

  .  scarcity of technical skills;

  .  performance;

  .  speed of implementation; and

  .  security.

  We believe additional benefits of outsourcing the management of a complex Web site include lower total costs, higher service level guarantees and reduced risk of technology obsolescence.

Emergence of Web Hosting Service Providers

  In order to establish a high quality, reliable Web site or to run a Web-based application on the Internet, businesses must, among other things, procure and integrate sophisticated hardware and software, develop application specific technical skills, and have access to a secure, fault tolerant physical location and redundant Internet connectivity. While it is possible for a business to provide all of these elements in-house, many companies elect to outsource all or a portion of their Web-site operations to companies offering Web hosting services. Web hosting companies, in general, provide various infrastructure-related services, including secure, monitored data centers, uninterrupted power supply and high-speed network connectivity. We categorize the market for outsourced Web hosting services into the following:

  . Shared Hosting: customers share server hardware and bandwidth with other customers. Shared hosting provides a price competitive entry point for individuals and businesses desiring a simple Web site.

  . Collocation Hosting: customers own their hardware, software and network equipment which is housed at the Web site hosting company's facilities. The customers retain responsibility for the installation, management, scalability and security of their Web sites. While collocation requires the customer to assume the majority of the responsibilities for the operation of its Web site, collocation has been and remains an attractive option for Web-centric companies with advanced in-house Internet expertise.

  . Dedicated Hosting: customers are provided a complete Web site hosting solution. Unlike collocation, the service provider supplies the hardware, software, network equipment and support necessary to run the Web site. As Web sites have become more complex, even large and technically astute businesses have found Internet technologies and solutions a challenge to manage. For such companies, including many Fortune 2000 companies, dedicated Web site hosting has become a preferred alternative.

  . Application Hosting: customers are provided the services of dedicated Web site hosting along with the management of Web-enabled business applications supporting such common business processes as customer service, procurement, human resource management and sales force automation. The service provider implements and configures such business applications to meet the specific needs of its customers. For large and small businesses alike, business process hosting offers numerous benefits, including faster time-to-market, access to advanced application skills and significantly lower costs of operation.

  A variety of companies, such as ISPs and large systems integrators, offer products and services that attempt to address enterprises' Internet outsourcing needs. However, we believe the solutions offered by these companies fail to address certain elements required to ensure that customers' mission-critical Internet operations are reliable, scalable and responsive. ISPs have traditionally focused on providing Internet access and many have not developed the technical expertise and physical resources to support mission-critical Web sites. In addition, many large systems integrators focus primarily on large enterprises and traditional information technologies. These firms often lack the network and Internet expertise required to provide mission-critical solutions. As a result, we believe a significant opportunity exists for a highly-focused company to provide a combination of complex Web site hosting, outsourced applications management and professional consulting services that enable businesses to implement reliable, high performance and cost effective mission-critical Internet solutions.

The Digex Solution

  We focus primarily on providing dedicated Web site and application hosting services. Our core competency is developing and managing mission-critical Web solutions for Fortune 2000 companies and Web-centric businesses. We believe we are uniquely positioned to assist such businesses in optimizing the potential of the Internet and their Internet-related applications by providing our customers with the following key advantages:

  A Comprehensive Suite of Web Site and Application Hosting Services. We provide a suite of services that enable companies to conduct business on the Internet. Using a large, multi-specialized technical staff of certified engineers, and through the security and reliability of our state-of-the-art data centers, we provide the services and expertise to ensure secure, scalable, high-performance operation of mission-critical Web sites 24 hours a day. These services include:

  . Web site management services such as operating and supporting Windows NT and UNIX-based dedicated servers, providing server collocation, and private network connectivity;

  . integrated business solutions, which involve the hosting of leading Web-enabled business software applications such as electronic commerce, sales force automation and customer care;

  . enterprise services such as firewall management, stress testing and customized Web site activity reporting; and

  . consulting services including capacity planning, disaster recovery planning, migration planning and database optimization.

  As part of our services, we provide the installation and maintenance of industry-leading hardware and software, core technical expertise, high-volume backup and recovery systems and 24 hours a day monitoring by our Server Operations Center ("SOC").

  High-Performance Internet and Private Network Connectivity. We provide high performance network connectivity services for our customers' Web sites as well as direct private networking options for secure "back-end" network connections to private corporate networks and information systems. Through our network services agreement with Intermedia, we offer superior Internet connectivity that provides the following direct benefits to customers:

  . connectivity to a diversely, redundant high-speed national network via Intermedia, a tier-one ISP;

  . use of all of Intermedia's public and private peering relationships permitting direct exchange of traffic with a significantly large number of carriers and ISPs;

  . use of all of Intermedia's regional direct connections to major ISPs, dial-up carriers, and content service providers; and

  .  service level agreements guaranteeing high availability and performance.

Digex also intends to provide diversified connectivity options to other major backbones in addition to Intermedia, offering customers an additional service enhancement. We also intend to establish and maintain our own public and private peering arrangements.

  Responsive Customer Care and Technical Support. We strive to provide superior customer service. This includes 24-hour a day direct access to a large staff of customer care and technical support personnel and a variety of proactive monitoring services from our state-of-the-art SOC. We believe this level of customer support significantly differentiates Digex in the marketplace.

  At our SOC, we monitor and report on the health of servers, networks, and security devices managed by Digex. The SOC uses a variety of technologies and tools to monitor specific network devices, such as routers, switches and load balancing equipment. The SOC oversees a large number of server resources, such as CPU, system processes, log files, TCP ports, disk space and others, and security devices, such as firewalls.

  Secure, Fault-Tolerant Data Centers. Our data centers have been engineered to meet the highest expectations of our most demanding customers across our target markets, including the particularly stringent requirements of the financial industry.

  Our data centers contain multiple, free-standing computer rooms to provide containment and isolation. Separate mechanical rooms adjacent to each computer room house cooling and mechanical equipment, eliminating the possible introduction of liquid into the computer room from equipment leakage. We use redundant uninterruptable power supply systems and redundant generators to ensure that the power system is capable of maintaining power to the data center in the event of any component failure. State-of-the-art physical security has been implemented through tightly controlled security zones requiring both card and biometric identification. Over 100 surveillance cameras record all movement through the data centers and security guards provide real-time visibility. Cooling and environmental controls for each data center are designed to monitor and ensure proper temperature and humidity levels. Finally, all telecommunications connections enter the data centers through multiple points from diverse service arrangements to ensure continued operation of service without degradation in the unlikely event of a cable cut or local carrier network outage.

  Predictable Monthly Fees. We provide our services for predictable monthly fees, enabling our customers to accurately budget costs for Web site hosting services. These fees are typically contracted as part of one, two or three-year agreements. These agreements provide service level guarantees and permit technology upgrades at any time during the life of a contract.

Digex Strategy

  Our objective is to maintain our leadership position in the industry and continue to shape and lead the global market for hosting complex Web sites. We intend to accomplish this by delivering secure, scalable, high-performance Web site hosting solutions. Our business strategy focuses on the following:

  Expand Our Premier Web Hosting Capabilities. We are currently expanding the capacity of our east and west coast data centers. We intend to continue to add data center capacity over the next five years as justified by customer demand. We believe our ability to readily grow and scale our operations while simultaneously maintaining the highest service levels will allow us to continue to attain higher revenues, lower marginal unit costs and higher operating margins. The following are among the key initiatives we have instituted to maintain the quality and scalability of our operations:

  . Our Distributed Internet Server Array ("DISA") architecture is specifically designed to facilitate Web site operating scalability. DISA unifies interrelated layers of hardware and software around industry standard solutions. Our customers are strongly encouraged to adopt the DISA architecture in implementing their Web initiatives. The consistency and reliability afforded by our DISA architecture facilitates rapid and cost-efficient implementation of our customers' Web hosting initiatives. Other Web hosting companies typically have opted not to standardize their operating architectures. The resulting multiple architectures significantly complicate and limit the flexibility of their operations.

  . We believe our technical staff is among the most highly skilled and trained in the Web hosting industry. We believe our technical staff affords us a unique competitive advantage and has been instrumental in attracting many of our Fortune 2000 customers. In addition, we believe the depth and scope of our staff's technical skill base is essential to our ability to maintain our high quality service levels. To attract and retain these individuals, we offer competitive financial incentives, in-house and external training programs, and the opportunity to work with cutting-edge technology.

  . The Digex Central Nervous System (DCNS) is our end-to-end integrated customer relationship management system. Currently, DCNS provides support for key customer care functions like sales management, contract management, order entry, product fulfillment, problem management, and billing. It serves as a repository for information about the customer and a customer's Web site. Future enhancements include Web-enabling DCNS. This will allow customers to access and view the status of their account on-line. We believe this functionality will increase customer satisfaction while reducing customer service costs.

  Address Industry-Specific Customer Needs. Our marketing and operating strategy is designed to exploit our expertise in addressing the unique, industry-specific needs of our targeted customer base. This targeted customer base is comprised of companies and agencies in the following industries: financial services and insurance, media and entertainment, manufacturing, travel and hospitality, retail and distribution, technology and communications, healthcare, and government. We have chosen to focus on these specific industries because we believe they have the highest propensity to outsource complex, mission-critical Web sites. We believe this strategy provides a number of benefits including:

  . the ability to realize cost efficiencies by developing industry-specific Web solutions that form the basis for serving other customers in the same or similar industries;

  . the ability to develop industry expertise which will enable us to proactively address the needs of our customers, thereby differentiating Digex from the competition; and

  . development of a referenceable customer base that validates our industry-specific Web solutions and expertise.

  In conjunction with this strategy, we have designated teams consisting of individuals from our sales, technical and customer support divisions to focus exclusively on those specific industries which comprise our target market.

  Develop Next Generation Service Offerings. As the underlying technology and functionality of Web-based products evolve, we believe customers will continuously demand new service offerings. We believe the depth of our Web site management skills positions Digex to be a leading provider of next generation Web-based service offerings. The following are among the new service initiatives we are currently pursuing:

  . Web-Enabled Business Applications. We believe Web hosting will become a vehicle and platform for operating and supporting leading packaged software applications that can be used for such common business processes as e-commerce, sales force automation, customer support and human resource management. We intend to continue partnering with various software developers, systems integrators and information technology firms that own and develop these business applications by providing the Web hosting platform to deliver their applications over the Web. To date, we focus on providing applications which address the following areas:

    . electronic commerce solutions, such as on-line storefronts, including electronic catalogs and shopping carts;

    . business intelligence solutions, such as analytic applications to mine corporate data warehouses;

    . relationship management solutions, such as customer acquisition, self-service, and self-sales applications;

    . human resources solutions, such as recruiting, training and on-line benefits applications;

    . finance and accounting solutions, such as billing and time-tracking applications; and

    . supply chain management solutions, such as procurement, trading and other intercompany applications.

  . Value-added, Recurring Services. We have developed various value-added services, which we believe significantly enhance the availability and effectiveness of our customers' Web sites. Examples of these services are testing, security, database, reporting and intranet service offerings. We intend to continue developing services that improve the effectiveness of Web sites and optimize their performance.

  . Proactive Customer Service Management. We believe our hardware and software monitoring capabilities uniquely position us to anticipate the Web site hosting needs of our existing customers. We are developing new tools which will both facilitate the identification of problems with a customer's existing Web site hosting platform and alert client managers to the Digex services that can be used to address these issues and optimize Web site performance.

  Expand Capabilities Through Selective Strategic Partnering and
Acquisitions. We currently have partnership alliances with over 120 Web design and development companies and interactive media agencies. These businesses typically partner with Digex because our high quality services support and augment, rather than compete with, their own product and service offerings. Together with our business partners, we can provide our customers with end-to-end Web site solutions. In 1998, we created the Digex e-Link Partner Program(TM), which continues to attract leading interactive media and Web development companies such as Proxicom, Sapient, Studio Archetype and Agency.com. In addition, during the second quarter of 1999, we are planning to launch the Digex app-Link Partner Program(TM) in order to expand our partnership alliances to include systems integrators, value-added resellers and consultants. Our partnership programs provide a valuable, cost-effective channel for our services as well as a highly productive customer referral source.

  In addition, we may seek to opportunistically acquire companies which we believe will enable us to cost-effectively augment our existing products and services, technology, infrastructure, skill set, geographic presence or customer base.

Digex Services

  We offer a full range of complementary value-added services designed to handle the rapidly evolving requirements of complex Web sites. Our services include the following:

  .  Web site management services;

  .  integrated business solutions;

  .  enterprise services; and

  .  consulting services.

  Web Site Management (WSM) Services

  Dedicated Web Hosting Services. We offer dedicated web hosting services designed to enable reliable, scalable, mission-critical Web sites, based on industry-leading technologies and offering high service level guarantees. We operate both Windows NT and UNIX-based servers exclusively using hardware from Compaq and Sun. By standardizing around the hardware produced by these two vendors, we are able to quickly, easily and cost-effectively upgrade, configure and implement the new hardware necessary to accommodate our customers' growing needs for higher computing speeds and capacity. We offer a number of services to dedicated WSM customers to ensure ease of implementation, security, performance and scalability. Specifically, we provide:

  .  installation and maintenance of Web sites on Digex server hardware;

  . installation and maintenance of Microsoft Windows NT and/or UNIX operating systems tested and configured by Digex to ensure optimal Internet performance;

  . unlimited help desk support available 24 hours a day with access to certified technical professionals;

  . substantial inventory of parts on-site for rapid upgrading and maintenance of hardware and software;

  .  industry and vendor security alerts and maintenance;

  . backup and recovery of system information, user information and customer content to ensure protection against data loss from disaster, hardware failure, or administration errors; and

  . secure remote administration capabilities for easy and ubiquitous remote management.

  Server Collocation Service. Digex's server collocation services provide our customers with a cost-effective means to collocate customer-owned hardware within a Digex data center and to benefit from Digex's secured facilities and network connectivity. Customers also receive 24 hour-a-day physical and remote access to their equipment.

  Data-Center within a Data-Center. The Data-Center within a Data-Center ("DC/DC") product will provide a physically separated, monitored and secured space within our data centers. DC/DC offers the following specialized features:

  . dedicated glass-encased raised floor space with separate logged palm-scan DC/DC entry;

  .  dedicated environmental control and monitoring;

  .  dedicated network bandwidth options;

  .  dedicated security options;

  .  standard rack equipment; and

  .  special rates on Digex services.

  Intelligent Networking. We offer a variety of intelligent networking services to customers with multiple servers, including load balancing and geographical distribution of network traffic. We expect demand for this product to increase as more customers move to multiple server solutions.

  Private Networking. Our private networking services are primarily used to securely connect a customer's Web site at Digex to their private corporate network or information system.

  Integrated Business Solutions (IBS)

  Our Integrated Business Solutions provide customers with Web site hosting services designed specifically to operate and support leading packaged software applications. We partner closely with the business applications vendors to build valuable skills around their applications with an emphasis on the operation of the application on the Internet.

  Our IBS services specifically target six distinct functional solution areas: electronic commerce, business intelligence, relationship management, human resources, finance and accounting solutions and supply chain management. We provide application rental, application hosting services and compelling service level guarantees to our customers. The key benefits of these solutions include:

  . installation and maintenance of pre-configured and pre-tested bundles of the solution on a hardware configuration that handles predicted user capacity;

  .  application software rental and upgrades;

  .  dedicated support personnel;

  . advanced data recovery and storage options for the specific application and database; and

  .  special rates on other Digex products and services.

  Our IBS services are detailed as follows:

  Electronic Commerce Solutions. Our electronic commerce solutions enable businesses to directly sell products and services over the Internet to create an on-line storefront, including electronic catalogs and shopping carts. These solutions include options for order processing, fulfillment, invoicing, and payment. Digex's private networking products permit businesses to connect their commerce Web sites to various payment processing centers and private corporate information systems ensuring customers secure routing of payment information and transaction processing.

  The Pandesic e-Business Solution(TM) is our first electronic commerce solution offering. Pandesic is a joint venture between SAP and Intel, offering end-to-end commerce functionality for businesses. Today, Digex manages over 45 customers using the Pandesic solution, representing over 100 servers.

  Business Intelligence Solutions. Our business intelligence solutions will provide customers fast and easy access to corporate information using analytic applications to mine corporate data warehouses. By leveraging the Internet and Digex's business intelligence solutions, businesses empower executives, employees, shareholders, partners, and others with access to up-to-date information. We believe these applications facilitate sophisticated analysis and real-time monitoring of important indicators to assist companies in their decision making processes.

  Relationship Management Solutions. Our relationship management solutions will provide customers with the ability to extend critical business information to sales personnel and customers. These solutions include customer acquisition, self-service and self-sales applications.

  Human Resources Solutions. Our human resources solutions will provide customers with the ability to take advantage of the Internet to extend human resource functionality to employees anywhere, anytime. Companies will be able to improve their ability to manage open positions, performing activities such as recruiting and training and to allow employees to access on-line and modify benefits and other personal information.

  Finance and Accounting Solutions. Our finance and accounting solutions will provide customers with support for accounting, billing, compensation, time tracking, and other financial management functions. For example, Digex can manage a company's time and expense reporting application to provide global access for employees to enter time sheets and expense reports.

  Supply Chain Management Solutions. Our supply chain management solutions will provide customers with application solutions that help businesses improve the effectiveness and reliability of a company's supply chain system. Using the Internet as the vehicle, these solutions can extend a company's supply chain management system to otherwise cost-prohibitive partners, improving performance and lowering costs.

  Enterprise Services

  Our enterprise services help companies deploy and maintain effective Web sites. We believe these value-added, repeatable services will become increasingly important to our customers as they look to ensure a higher level of Web site availability, security and reporting. Our enterprise services include the following:

  Testing Services. Our testing services aim to identify problems that could degrade the expected performance and availability of a customer's Web site. For example, our stress testing services simulate users accessing a Web site to provide information for isolating problems, optimizing performance and accelerating the deployment of Web sites.

  Reporting Services. Our reporting services are designed to provide timely, reliable information about user activity on a customer's Web site. Businesses can use these reports to assess the effectiveness of their Web sites and to increase their knowledge of the preferences, habits and demographic characteristics of their Web site visitors.

  Security Services. Our security services are designed to ensure the security of a customer's Web site. These services include firewalls, encryption and authentication devices.

  Database Services. Our database services provide the installation, configuration, maintenance and support of leading databases.

Consulting Services

  Our consulting services provide customized assistance to customers with unique architecture, deployment or maintenance requirements. These services include high-availability design, performance tuning, site architecture assessment, migration planning, capacity planning, disaster recovery planning and database optimization. Our consulting services typically assist customers with limited resources or who lack Internet and technical expertise. Our consulting engagements typically range from a few hours to a few weeks depending on the complexity and volume of the services needed. We believe our consulting services will play an increasingly important role in supporting the implementation and maintenance of complex Web sites as customers continue to rapidly adopt emerging technologies.

Customers

  We have a large and diverse customer base ranging from Fortune 50 companies to small and medium size businesses that rely heavily on the Internet. Our customers are primarily located within the United States. As of April 1, 1999, we were serving over 550 customers, covering most major industries. Our customer contracts typically range in duration from one to three years. The majority of our customers operate in industries which fall within our key targeted industry segments and include the following:

 Financial
Services and      Media and
 Insurance      Entertainment        Manufacturing       Retail and Distribution
------------  ----------------- ----------------------- -------------------------
Allstate
 Insurance    BBC America       ALCOA                   American Eagle Outfitters
American
 Century
 Investments  The Economist     Dole Food Company       Authentic Fitness
Ernst &
 Young LLP    Forbes            E&J Gallo Winery        Campmor
Northwestern
 Mutual Life
 Insurance    Edmund's          Kraft Foods             J. Crew
Progressive
 Insurance
 Companies    Inc. Online       Liz Claiborne           Oakley
Thomson
 Financial
 Services     Miller Freeman    Nike                    WW Grainger
LendingTree   Universal Studios Nissan
                                Sara Lee Corporation
               Technology and
 Government    Communications         Healthcare          Travel & Hospitality
------------  ----------------- ----------------------- -------------------------
U.S. Postal
 Service      Celarix           American Health Network Budget Rent-A-Car
U.S. Marine
 Corps        Compaq            Bally Total Fitness     The Travel Company
U.S.
 Department
 of
 Agriculture  JAVU Technologies Claimsnet
              Microsoft

  In the past few years, Digex's growth has come from new clients, as well as existing clients whose Web sites have evolved to become increasingly more strategic to their overall business goals and objectives.

Sales, Marketing and Service Delivery

  Our sales objective is to achieve broad market penetration by focusing on market segments which, we believe, have both a high propensity to outsource and to deploy complex, mission-critical Web sites. We sell our services directly through a highly-skilled professional sales force and receive referrals through an extensive network of business partners.

  Direct Sales. As of April 1, 1999, our direct sales force consisted of over 60 experienced, quota-bearing sales representatives. We have organized the sales force into three units: major accounts, mid-market/Web-centric, and alternate channel. The major accounts unit focuses on Fortune 2000 companies and is aligned by industry. The mid-market/Web-centric unit addresses the large and growing number of referrals coming from our regionally based business partners, and is organized into three geographic regions: eastern, central and western United States. Our alternate channel sales group works closely with our business alliance solutions partners, such as Pandesic. Supporting each of these units is a site engineering team that provides pre-sales technical support, including requirements gathering, configuration support, site architecture, and project management.

  Strategic Partners--The Digex e-Link Partner ProgramTM. In 1998, we created the Digex e-Link Partner Program(TM), which, we believe, has attracted some of the leading interactive media and Web site development companies to partner with Digex. To date, our business partners include such companies as Proxicom, Agency.com, Xerox Connect and T3 Media. We currently have over 120 business partnership alliances that are a significant source of sales leads and opportunities. These business partners include Web site developers, Web site designers, interactive and new media agencies, and systems integrators. We collaborate, instead of compete, with our partners and complement each other's skills in an effort to bring the best overall solution to our customers. Typically, in these collaborative relationships, we focus on Web site hosting, while our strategic partners concentrate on Web site design, development and systems integration.

   The success of this program has encouraged us to introduce the Digex app-Link Partner Program(TM). The Digex app-Link Partner Program(TM) will target consultants and systems integrators, value-added hardware resellers and application solution providers. Our partnership programs provide incentives to refer business to us, and we often work together with our partners directly with the client. Our strategy is to continue leveraging our partners as a referral channel and a source for identifying market trends and emerging customer requirements.

  Marketing. We intend to continue our transformation into a highly focused, market driven company. Our marketing organization is responsible for building Digex's brand awareness, identifying key target markets and developing innovative services to meet the evolving demands of the marketplace. Another objective of our marketing effort is to stimulate the demand for Digex services through a broad range of marketing communications and public relations activities. Our primary communication vehicles include advertising, trade shows, direct response programs, event sponsorship and the Digex Web sites.

Data Center Infrastructure

  We presently operate two highly secure, fault-tolerant data centers specifically designed for the 24-hour a day hosting of Web sites and Web-based applications. Our east coast data center is strategically located near major network access points (NAPs) in the Washington, D.C. metropolitan area. Our west coast data center is situated near the western NAPs and the headquarters of many of our strategic technology providers. We are expanding our total data center capacity to over 225,000 square feet in 1999, and expect to add additional data center capacity over the next five years as appropriate to meet anticipated customer and market demand.

  Our data centers combine the predictability and control of traditional mainframe-based data centers with the network access and capacity required for today's Internet-based computing. Our data centers are designed to provide consistently high service levels while permitting customers to rapidly deploy new and strategic applications without substantially increasing cost or incurring risk.

  The physical infrastructure and security controls of our data centers have been designed to support rigorous requirements for secure data storage and processing. Specifically, our data centers offer the following major physical benefits to our customers:

  .state-of-the-art physical security;

  .multi-redundant mechanics, utilities and environmental controls;

  .high-performance multi-network points of presence (WebPOPs); and

  .fully-integrated customer work-areas.

  State-of-the-art physical security. Our data centers include multiple separate computer rooms offering customers a high degree of containment and isolation from accidents or disasters occurring within or outside of each data center. Physical security has been implemented through tightly controlled security zones requiring both access card and biometric identification. Each data center has five security zones that require separate access levels to gain entry. Our highest security zones include computer rooms physically constructed as a building-within-a-building, with fire suppression and other controls separate from the remainder of the data center. Fencing above the ceiling and below the raised floor isolate each security zone. Over 100 surveillance cameras record all movement through the data centers and security guards provide real-time visibility. Our cooling towers are surrounded by security fences and monitored by cameras. Our dual 20,000 gallon diesel fuel tanks are safely buried underground.

  Multi-redundant mechanics, utilities and environmental controls. Within each data center, separate mechanical rooms exist adjacent to each computer room. These mechanical rooms house all cooling and mechanical equipment, eliminating the possible introduction of liquid into the computer rooms from equipment leakage. We use redundant uninterruptable power supply systems and redundant generators, to ensure the power system is capable of maintaining power to the data center in the event of any component failure. Cooling and environmental controls for each data center are designed to monitor and ensure proper temperature and humidity.

  High-performance WebPOPs. Our data centers include physically separated WebPOPs, which are network points of presence within our data centers. These WebPOPs provide high-performance, reliable networking connectivity to multiple national Internet backbone carriers for our customers. Telecommunications circuits enter the data centers through multiple points from diverse service providers. Multiple points of presence ensure continued operation of service without degradation in the unlikely event of a cable cut or local carrier network outage.

  Fully-integrated customer work areas. Our data centers include separate, private customer work areas. These work areas are isolated from the security zones that house our servers permitting customers to work on on-site as necessary. These work areas provide computing and personal resources, such as customer breakrooms and wash areas.

Competition

  The market served by Digex is highly competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include Internet system engineering expertise, customer care, network capability and quality of service.

  Our current and potential competitors in the market include:

  .  Web hosting service providers;

  .  local, regional, national and international ISPs;

  . local, regional, national and international telecommunications companies; and

  .  large information technology outsourcing firms.

  Our competitors may operate in one or more of these areas and include companies such as AboveNet Communications, AT&T, Cable & Wireless, Concentric Network, EDS, Exodus Communications, Frontier/GlobalCenter, Globix, GTE, Intel, Level 3 Communications, MCI WorldCom, PSINet, IBM, Qwest Communications International, and USinternetworking.

  We believe our experience and reputation for delivering high quality, complex Web site hosting services differentiate us from our key competitors. We focus on our core competency of Web site and application hosting as opposed to offering hosting as a complement to a wide range of communication services. We believe we have defined and offer the industry's most complete set of functions required to configure, engineer, implement and maintain complex, transactional Web sites. We believe our DISA architecture, data centers, and technical team distinguish us from our competition and enable us to provide among the highest quality end-to-end complex Web site hosting solutions.

Intellectual Property Rights

  We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our data, applications and services. We have no patented technology that would bar competitors from our market. We also rely on certain technologies we license from third parties, such as Microsoft, Netscape and Micromuse. There can be no assurance these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business. However, other than our trademarks and service marks, we do not believe that the loss of any particular one of our intellectual property rights would harm our business.

Government Regulation

  We are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet.

  Congress recently enacted the "Digital Millennium Copyright Act," which became effective in October 1998. The Digital Millennium Copyright Act includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage, caching or storage at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if certain other conditions are met. Since this law is new, we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires ISPs to follow certain "notice and take-down" procedures in order to be able to take advantage of the limitation on liability. We have not yet implemented such procedures nor evaluated the cost of complying with them. However, our customers are subject to an acceptable use policy which prohibits them from posting, transmitting or storing material on or through any of our services which, in our sole judgment is (1) in violation of any local, state, federal or foreign law or regulation, (2) threatening, obscene, indecent or defamatory or that otherwise could adversely affect any individual, group or entity or (3) in violation of the intellectual property rights or other rights of any person. Although this policy is designed to promote the security, reliability and privacy of our systems and network, there is no assurance that our policy will accomplish this goal or shield us from liability under the Digital Millennium Copyright Act.

  Despite enactment of the Digital Millenium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers under both United States and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending.

  Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could have a material adverse effect on our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase our cost of doing business or in some other manner have a material adverse effect on our business.

  Due to the increasing popularity and use of the Internet, it is likely a number of additional laws and regulations may be adopted at the federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase the cost of doing business or in some other manner have a material adverse effect on our business, results of operations or financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Employees

  As of April 1, 1999, we employed approximately 436 full-time employees. None of our employees are covered by a collective bargaining agreement. We believe that our employee relations are good.

Properties

  We currently share leased space with Intermedia totaling approximately 80,000 square feet in two buildings in Beltsville, Maryland. These facilities house our east coast data center, our executive and administrative offices, and our regional sales office. At the end of June 1999, we expect to relocate to two different leased buildings in Beltsville, Maryland occupying a total of approximately 122,000 square feet. We also lease a total of approximately 76,000 square feet in two other buildings--one in Cupertino, California, and one in San Jose, California. These house our west coast data facilities and regional sales office. We believe that our properties are adequate and suitable for their intended purposes.

Legal Proceedings

  We do not believe that there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

                                   MANAGEMENT

  The following sets forth as of April 27, 1999 the name, age and position within Digex of our current directors and executive officers:

  Name                   Age                       Position
  ----                   ---                       --------
David C. Ruberg.........  53 Chairman of the Board

Nancy G. Faigen.........  42 Director; President and Chief Executive Officer

Bryan T. Gernert........  32 Vice President, Sales, Consulting and Client Services

Marthe S. Lattinville-
 Pace...................  45 Vice President, Human Resources

Robert E. London........  37 Vice President, Marketing Communications

Robert B. Patrick.......  27 Vice President, Marketing and Product Development

Mike P. Renner..........  36 Vice President, Technical Operations

John F. Scott...........  29 Vice President, Finance

John C. Baker...........  49 Director

Philip A. Campbell......  62 Director

George F. Knapp.........  67 Director

Pierce J. Roberts,
 Jr. ...................  52 Director



Executive Officers and Directors

  David C. Ruberg has served as Director of Digex since April 1999. From February 1998 to December 1998, he served as President and Chief Executive Officer of Digex. Mr. Ruberg has served as President, Chief Executive Officer and a director of Intermedia since May 1993, and as Chairman of the Board of Intermedia since March 1994. From September 1991 to May 1993, he was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

  Nancy G. Faigen has served as Director of Digex since April 1999 and as President and Chief Executive Officer since December 1998. From January 1998 to November 1998, she served as Vice President of IBM e-business solutions, a business unit of IBM. From October 1996 to January 1998, she served as Vice President of Global Web Solutions of IBM. From November 1991 to October 1996, Ms. Faigen served in various managerial and executive positions at IBM, most recently as Executive Assistant to the CEO, and with the Sales and Services Division, as Director of Strategy and Business Unit Director. Ms. Faigen holds a B.A. in Drama and Fine Arts from Dartmouth College.

  Bryan T. Gernert has served as Vice President of Sales, Consulting and Client Services of Digex since October 1998. From September 1996 to September 1998, he served as Vice President of Sales and Distribution of Digex. Mr. Gernert joined Digex in April 1995 as Sales Account Manager and was promoted to Director of Sales in March 1996. From January 1993 to April 1995, he served as National Sales Manager of Evergreen Information Technologies, Inc. From June 1989 to January 1993, he was Director of Acquisitions for RCI, Inc. Mr. Gernert holds a B.S in Business Administration with a concentration in Finance from the University of Delaware.

  Marthe S. Lattinville-Pace has served as Vice President of Human Resources of Digex since April 1999. From January 1999 to March 1999 she served as Vice President, Human Resources of ManorCare Realty. From April 1994 to March 1999, she served as Director Human Resources, Europe, India & the Middle East for Waters Corporation. She also served as Director Human Resources & Building Administration of NYNEX Mobile Communications, from 1992 to 1994. Mrs. Lattinville-Pace holds a Master in Business Administration from the Haute Etudes Commerciales of the University of Montreal, a Bachelor in Industrial Relations from University of Montreal and a Psychology Diploma from Old Montreal College.

  Robert E. London has served as Vice President of Marketing Communications of Digex since December 1997, and Vice President of Marketing from April 1997 to December 1997. From January 1995 to April 1997, he served as President of London, Ink, a marketing communications and consulting firm in Washington, D.C. From April 1988 to December 1994, he served as Senior Manager of Marketing of MCI Communications. Mr. London holds a B.S. in Marketing from the University of Maryland.

  Robert B. Patrick has served as Vice President of Marketing and Product Development of Digex since September 1998. Previously, he was Director of Business Development for Digex from July 1997 through September 1998. He joined Digex in September 1996, as Manager of Technical Operations. From June 1993 to June 1996, he served as a Senior Consultant for Andersen Consulting. From October 1988 to June 1993, he served as a Senior Computer Specialist for the Federal Bureau of Investigation. Mr. Patrick holds a B.S. in Management Information Systems from George Mason University.

  Mike P. Renner has served as Vice President of Technical Operations of Digex since February 1999. From September 1998 to February 1999, he served as Vice President of Professional Services of Windward Consulting Group, directing their core technology management consulting services. From July 1998 to September 1998, he was an independent consultant specializing in high-level technology management. From August 1997 to July 1998, he served as Director of Information Technology Solutions of Edgemark Systems, focusing on transitioning the company from a VAR technical support system to an information technology solutions delivery organization. From July 1997 to August 1997, he was an independent technology consultant. From June 1993 to July 1997, he served as Director of Technical Operations of three companies of Thomson Corporation: CDA Investment Technologies, Thomson Technology Services Group and Thomson Electronic Information Resources. Mr. Renner holds a B.S. in Management Information Systems from James Madison University.

  John F. Scott has served as Vice President of Finance of Digex since November 1998. Previously, he was the Director of Strategic Planning from July 1997 through September 1998. From August 1995 to July 1997, he served as a telecommunications industry consultant with Andersen Consulting, Washington, D.C. From May 1993 to August 1995, he served as a Senior Financial Officer of Polysonics Corp. Mr. Scott holds a B.S. in Finance and a B.A. in International Business from Georgetown University.

  John C. Baker has served as Director of Digex since April 1999. He has served as Director of Intermedia since February 1988. Mr. Baker has been a Principal of Baker Capital Corp., a multi-national venture capital firm, since October 1995. He served as Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a Director of FORE Systems, Inc., FWT, Inc. and Resources Bancshares Mortgage Group, Inc., all of which are publicly traded corporations.

  Philip A. Campbell has served as Director of Digex since April 1999. He has served as Director of Intermedia since September 1996. Mr. Campbell retired from Bell Atlantic as Director, Vice Chairman and Chief Financial Officer in 1991. Previously, he served as President of New Jersey Bell, Indiana Bell and Bell Atlantic Network Services.

  George F. Knapp has served as Director of Digex since April 1999. He has served as Director of Intermedia since February 1988. He has been a Principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1989, Mr. Knapp was an associate at MBW

Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

  Pierce J. Roberts, Jr. has served as Director of Digex since April 1999. Since December 1998, Mr. Roberts has served as Director of Intermedia. From April 1993 to August 1998, Mr. Roberts held various positions at Bear, Stearns & Co. Inc. and most recently was a Senior Managing Director and head of its Global Telecommunications Group. From December 1990 to April 1993, Mr. Roberts was a Managing Director at The Blackstone Group. Prior to that, Mr. Roberts held various positions at BellSouth.

  No family relationship exists between any of the directors and executive officers of Digex.

Committees of the Board of Directors

  Prior to the closing of this offering it is expected that our board of directors will have standing audit and finance and compensation committees. Among other functions, the audit and finance committee will:

  .make recommendations to the board of directors regarding the selection of independent auditors;
  .review the results and scope of the audit and other services provided by our independent auditors;
  .review our financial statements; and
  .review and evaluate our internal control functions.

  The compensation committee will make recommendations to the board of directors regarding the administration of our stock option and stock purchase plans and with regard to executive compensation and salaries and incentive compensation for our employees and consultants.

                           Summary Compensation Table

  The following table sets forth the total compensation for 1998 of our Chief Executive Officer and each of our other four most highly compensated executive officers whose total salary and bonus for 1998 exceeded $100,000 (each a named executive officer, and collectively, the named executive officers):

                                                                          Long-Term
                                                                         Compensation
                                           Annual Compensation              Awards
                                    ------------------------------------ ------------
                                                              Other       Securities
                             Fiscal                          Annual       Underlying
Name and Principal Position   Year  Salary($)   Bonus($) Compensation($) Options (#)
---------------------------  ------ ---------   -------- --------------- ------------
Nancy G. Faigen.........      1998     9,375(1)
 President and Chief
  Executive Officer           1997        --
                              1996        --

Bryan T. Gernert........      1998    95,000                 166,108(5)
 Vice President, Sales,
  Consulting and              1997    75,000                 117,140(5)     33,552(6)
 Client Support               1996    75,000                  31,520(5)     13,422(6)

Robert E. London              1998   104,000     26,000
 Vice President,
  Marketing
  Communications              1997    83,333(2)  17,000                     19,172(6)
                              1996

Robert B. Patrick.......      1998    83,250     16,750                      5,000(6)
 Vice President,
  Marketing and               1997    75,000     15,000                      9,586(6)
 Product Development          1996    21,667(3)   3,250                      3,836(6)

John F. Scott...........      1998    78,750     22,500                      7,000(6)
 Vice President, Finance      1997    38,725(4)   6,041
                              1996

--------
(1) Ms. Faigen commenced employment with Digex in December 1998.
(2) Mr. London commenced employment with Digex in April 1997.
(3) Mr. Patrick commenced employment with Digex in September 1996.
(4) Mr. Scott commenced employment with Digex in July 1997.
(5) These amounts represent commission payments.
(6) Securities underlying these options are shares of common stock of Intermedia awarded under Intermedia's 1996 Long-Term Incentive Plan. We expect that, prior to the closing of this offering, we will adopt a long-term incentive compensation plan and that these options will be exchanged, contingent on the closing of this offering, for options to purchase shares of our Class A Common Stock at a conversion rate that will be determined at the time of adoption of our plan.

Option Grants In Fiscal Year

  The following table sets forth certain information regarding stock options granted to our Vice President of Marketing and Product Development, and Vice President of Finance during the year ended December 31, 1998.

                                                                            Potential Realizable
                                                                              Value at Assumed
                                                                           Annual Rates of Stock
                                                                           Price Appreciation For
                                         Individual Grants                      Option Terms
                         ------------------------------------------------- ----------------------
                         Number of  Percent of Total
                         Securities      Options
                         Underlying    Granted to     Exercise
                          Options     Employees in      Price   Expiration
                         Granted(#) Fiscal Year(%)(2) Per Share    Date        5%         10%
                         ---------- ----------------- --------- ---------- ---------- -----------
Robert B. Patrick.......  5,000(1)         0.2%        $26.88     9/29/08      84,500     214,200
John F. Scott...........  3,500(1)        0.14%         34.63     7/28/08      76,230     193,165
                          2,500(1)         0.1%         26.88     9/29/08      42,250     107,100
                          1,000(1)        0.04%         18.19    11/23/08      11,440      28,990

--------
(1) Securities underlying these options are shares of common stock of Intermedia awarded under Intermedia's 1996 Long-Term Incentive Plan. We expect that, prior to the closing of this offering, we will adopt a long-term incentive compensation plan and that these options will be exchanged, contingent on the closing of this offering, for options to purchase shares of our Class A Common Stock at a conversion rate that will be determined at the time of adoption of our plan.
(2) These percentages represent the percent of total options granted to Intermedia employees in fiscal year 1998.

Aggregate Option Exercises in 1998 and Last Fiscal Year-End Option Values

  The following table shows for each of the named executive officers the number of shares acquired upon exercise of stock options during 1998, the aggregate value realized from those exercises, the number of shares covered by both exercisable and unexercisable options as of December 31, 1998 and the year-end value of exercisable and unexercisable options as of December 31, 1998.

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                        Options at           In-the-Money Options
                                                   December 31, 1998(2)     at December 31, 1998(2)
                                                 ------------------------- -------------------------
                            # Shares
                            Acquired    $ Value
  Name                   On Exercise(1) Realized Exercisable Unexercisable Exercisable Unexercisable
  ----                   -------------- -------- ----------- ------------- ----------- -------------
Nancy G. Faigen.........      -0-         -0-        -0-          -0-          -0-          -0-
Bryan T. Gernert........     4,544      $303,290   24,208       14,140      $222,400     $116,461
Robert E. London........     6,390      $187,080    6,391        6,391      $ 61,492     $ 61,492
Robert B. Patrick.......      -0-         -0-       3,009        9,135      $ 20,680     $ 37,332
John F. Scott...........      -0-         -0-         782        6,218         -0-          -0-

--------
(1) All shares acquired were shares of Intermedia common stock. As of the date of this prospectus, Digex does not have any long-term compensation or stock option plan.
(2) Securities underlying these options are shares of common stock of Intermedia awarded under Intermedia's 1996 Long-Term Incentive Plan. We expect that, prior to the closing of this offering, we will adopt a long-term incentive compensation plan and that these options will be exchanged, contingent on the closing of this offering, for options to purchase shares of our Class A common stock at a conversion rate that will be determined at the time of adoption of our plan.

Indemnifications of Directors and Executive Officers and Limitation of
Liability

  Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  .for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

  Our bylaws provide that:

  . we must indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law, subject to certain very limited exceptions.

  We intend to obtain directors' and officers' insurance providing indemnification for our directors, officers and certain employees for certain liabilities.

  The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood or derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

  There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Digex pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Prior to the closing of this offering, we will enter into the following agreements with Intermedia: General and Administrative Services Agreement, Master Network Services Agreement, Public Internet Access Services Agreement, and Customer Network and Application Services Agreement. These agreements are described below. The General and Administrative Services Agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

General and Administrative Services Agreement

  Under the General and Administrative Services Agreement, Intermedia will provide us with a variety of general and administrative services, including:

  . finance, accounting and administration services, such as cash management, corporate banking, risk management, liability insurance, debt management, filing of state and federal tax returns, assistance in evaluating and structuring potential acquisitions, coordination of required public filings, fixed asset reporting, accounts payable, accounts receivable and collection, general ledger, and purchasing management;

  . human resources services, such as employee and labor relations, employee and management training;

  . legal services in the areas of labor, employment and litigation management;

  . Year 2000 compliance services; and

  . network engineering services, as we may request from time to time.

  The General and Administrative Services Agreement will provide for a five-year initial term. Thereafter, the term will be automatically renewed for a two-year term, unless at least six months prior to the termination of the initial term either we or Intermedia notifies the other that it does not wish to renew the term. In addition, we may terminate any of the services provided to us on 90-day prior notice at any time after the 60th day after the completion of this offering, except that we may not:

  . terminate, other than for cause or after a change of control of Digex, the tax and treasury management services during the initial term; or

  . give notice of termination of any of the finance, accounting, administration and Year 2000 compliance services during the period between October 1, 1999 and February 28, 2000.

Master Network Services Agreement, Public Internet Access Services Agreement, and Customer Network and Application Services Agreement

  We expect that Intermedia directly or through Business Internet will be our preferred provider of a variety of Internet access, network and related value-added services in the following two categories:

  . public internet access services for the transit of data from our data centers to the Internet, and assisting in the design, implementation and management of Internet points of presence for the routing of our data traffic to Intermedia's and other network service providers' networks ("Internet Access Services"); and

  . customer products and services for resale by us to our customers under the Digex and/or Intermedia brand ("Customer Services").

  Prior to the closing of this offering, we will enter into a Master Network Services Agreement (the "Master Agreement"), Public Internet Access Services Agreement (the "Access Agreement"), and Customer Network and Application Services Agreement with Intermedia (the "Customer Services Agreement") for the provision of these services to us by Intermedia.

  The Master Agreement contains the general terms and conditions under which Intermedia will provide to us the Internet Access Services and the Customer Services. The Master Agreement has an initial term of two years, which is automatically renewable for successive one-year periods. Either we or Intermedia may elect not to renew the term by giving the other party notice at least six months before the scheduled expiration of the initial term or the then current renewal term.

  The Access Agreement contains specific provisions that apply to Internet Access Services. The Customer Services Agreement applies specifically to Customer Services. The Access Agreement and the Customer Services Agreement, together, are referred to as the "Services Agreements." Specific service orders will be issued under each of the Services Agreements to specify the details for the particular services to be provided.

  The Master Agreement provides, among other things, that:

  . we will be treated as a most favored customer entitled to rates and fees as low as those granted by Intermedia to any other customer purchasing substantially similar services, provided that we purchase 70% of our non-peered requirements from Intermedia;

  . we may request and receive from Intermedia additional services or feature enhancements to the services described above;

  . we and Intermedia will share with each other customer information and may market products and services to each others' customers; and

  . during the term of this agreement and for six months after its termination, neither party is allowed to compete with the "core" business of the other. Our core business is defined to include the dedicated Web hosting business as currently conducted by us. Intermedia's core business is defined to include the services described in the related Service Agreements as conducted by Intermedia.

  The Master Agreement limits Intermedia's aggregate liability to us to the average monthly recurring charges paid by us for the particular service to which our claim may pertain, and also excludes any consequential or other special damages. Other than specific service level commitments set out in the Services Agreements, Intermedia's services under the Master Agreement are provided on an "as is" and "as available" basis without any express or implied warranties.

  Internet Access Services. Under the Access Agreement, we will be required to purchase from Intermedia, and Intermedia will provide us through its own network and its peering arrangements, 70% of our requirements for non-peered network transit services. The Access Agreement contemplates that we will provide quarterly forecasts of our network capacity requirements to Intermedia. If Intermedia does not have the capacity to, or otherwise elects not to, fulfill any portion of this 70% requirement, we may purchase this portion of the 70% requirement from other network providers. We may purchase the remaining non-peered network transit services (up to 30% of our requirements) from other network service providers, provided that Intermedia may take over these arrangements and succeed to us as provider of record for this transit if Intermedia determines that doing so will not endanger its tier-one status as a network service provider and ISP and otherwise comply with law and industry standards. We believe that this arrangement will enable us to provide customer diversity and network balancing, and to meet specific customer and international requirements. Because of our commitment to obtain at least 70% of our non-peered network service requirements from Intermedia, we will receive certain discounts on monthly recurring charges based on the volume of our traffic.

  Intermedia has made certain service level commitments to us for its network transit services. These commitments cover both network availability and performance (packet delivery and latency). In addition, we will be one of Intermedia's major customers and will receive dedicated support under Intermedia's Major Customer Program.

  Under the Access Agreement, Intermedia will also assist us in the design, implementation and management of Internet points of presence for the routing of data traffic from each of our data centers to Intermedia's and other network service providers' networks.

  Customer Services. Customer Services that Intermedia will provide to us, and which we will be able to market and sell to our customers under the Digex and/or Intermedia name, include:

  . Internet access services offered by Intermedia to its customers;

  . wide area network services, such as frame relay and ATM;

  . managed connectivity services;

  . value-added services, such as worldwide remote dial access to the Internet, firewall installation and other security solutions, e-mail relay back-up services, messenger mail services, fax over IP services that provide Web-to-fax and fax-to-Web capability, and news services enabling customers to have access to USENET news groups and to operate news servers; and

  . private line point-to-point services such as 56k, T1 and DSL.

Restructuring Transactions

  In conjunction with this offering, Business Internet has contributed to us the Web hosting business described in this prospectus in exchange for all the shares of our Class B Common Stock.

Relationship with Bear, Stearns & Co. Inc.

  Bear, Stearns & Co. Inc. is serving as joint lead underwriting manager of this offering for Digex. Pierce J. Roberts, Jr., who is currently serving as a director of Digex, was an employee of Bear Stearns until August 1998. Immediately prior to his departure from Bear Stearns, Mr. Roberts served as a Senior Managing Director and head of the Global Telecommunications Group.

  Bear Stearns or its affiliates have provided and may in the future provide investment banking or other financial services to Intermedia, the parent company of Digex, and its affiliates in the ordinary course of business, for which it has received and is expected to receive customary fees and expenses. Bear Stearns has been an initial purchaser for numerous issuances of securities by Intermedia.

                             PRINCIPAL STOCKHOLDERS

The following table provides information regarding:

  . beneficial ownership of our Common Stock by each person or entity known to us to be a beneficial owner of more than 5% of the outstanding shares of our Common Stock, as of April 27, 1999;

  . beneficial ownership of common stock of our parent, Intermedia, by each of our directors, our President and Chief Executive Officer, and our four most highly compensated executive officers during 1998, as of March 31, 1999; and

  . beneficial ownership of common stock of our parent Intermedia, by all of our directors and executive officers as a group, as of March 31, 1999.

                                                                 Percentage of
                                                                     Class
                                                                 Beneficially
                                           Number of                 Owned
                                             Shares            -----------------
Beneficial                                Beneficially          Before   After
Owner                Securities Owned        Owned             Offering Offering
----------       ------------------------ ------------         -------- --------
Principal
 Stockholders:
Intermedia       Our Class B Common Stock
 Communications
 Inc.                                          1,000            100.0%
Directors and
 Executive
 Officers:
David C. Ruberg  Intermedia common stock     955,168(1)(2)        1.9%    1.9%
Nancy G. Faigen  Intermedia common stock       6,666(1)(3)(4)       *       *
Bryan T.         Intermedia common stock
 Gernert                                      24,208(1)(4)(5)       *       *
Robert E.        Intermedia common stock
 London                                        6,391(1)(4)(6)       *       *
Robert B.        Intermedia common stock
 Patrick                                       3,009(1)(4)(7)       *       *
John F. Scott    Intermedia common stock         782(1)(4)(8)       *       *
John C. Baker    Intermedia common stock      79,086(1)(9)          *       *
Philip A.        Intermedia common stock
 Campbell                                     26,000(1)(10)         *       *
George F. Knapp  Intermedia common stock      54,365(1)(11)         *       *
Pierce J.        Intermedia common stock
 Roberts, Jr.                                 13,668(1)(12)         *       *
All directors and executive officers as
 a group (12 persons)...................   1,169,343(1)

--------
*Less than 1%

(1) Securities underlying these options are shares of Intermedia common stock.

(2) Includes 206,664 shares subject to certain vesting requirements and 611,168 shares subject to options exercisable as of March 31, 1999 or within 60 days thereafter. Excludes 278,832 shares subject to options that are not exercisable within 60 days of March 31, 1999.

(3) Includes 6,666 shares subject to options exercisable as of March 31, 1999. Excludes 93,334 shares subject to options that are not exercisable within 60 days of March 31, 1999.

(4) We expect that, prior to the closing of this offering, we will adopt a long-term incentive compensation plan and that these options will be exchanged, contingent on the closing of this offering, for options to purchase shares of our Class A Common Stock at a conversion rate that will be determined at the time of adoption of our plan.

(5) Includes 24, 208 shares subject to options exercisable as of March 31, 1999. Excludes 14,140 shares subject to options that are not exercisable within 60 days of March 31, 1999.

(6) Includes 6,391 shares subject to options exercisable as of March 31, 1999. Excludes 6,391 shares subject to options that are not exercisable within 60 days of March 31, 1999.

(7) Includes 3,009 shares subject to options exercisable as of March 31, 1999. Excludes 11,135 shares subject to options that are not exercisable within 60 days of March 31, 1999.

(8) Excludes 6,218 shares subject to options that are not exercisable within 60 days of March 31, 1999.

(9) Includes 50,558 shares of Common Stock and 28,528 shares subject to options exercisable as of March 31, 1999 or within 60 days thereafter. Excludes 1,142 shares subject to options that are not exercisable within 60 days of March 31, 1999.

(10) Includes 26,000 shares subject to options exercisable as of March 31, 1999 or within 60 days thereafter.

(11) Includes 7,938 shares of Common Stock and 46,427 shares subject to options exercisable as of March 31, 1999 or within 60 days thereafter. Excludes 1,143 shares subject to options that are not exercisable within 60 days of March 31, 1999.

(12) Includes 5,000 shares of Common Stock and 8,668 shares subject to options exercisable as of March 31, 1999 or within 60 days thereafter. Excludes 213,332 shares subject to options that are not exercisable within 60 days of March 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

  Immediately following the closing of this offering, our authorized capital
stock will consist of     shares of Class A Common Stock, $.01 par value per
share, and    shares of Class B Common Stock, $.01 par value per share. As of
    , 1999, there were outstanding     shares of Class B Common Stock, all of
which were owned by Intermedia through Business Internet, its wholly-owned subsidiary.

  The following summary is qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

  Shares of Class A Common Stock and Class B Common Stock are substantially identical in all respects except that: (1) the holders of Class B Common Stock are entitled to 10 votes per share, and the holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders; and (2) each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and automatically upon the occurrence of a Conversion Event. A "Conversion Event" is defined as a direct or indirect transfer of beneficial ownership of Class B Common Stock to any person or entity that does not control, is not controlled by and is not under common control with Intermedia.

  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our outstanding shares of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as the board of directors from time to time may determine. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the votes can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and, except as described in the preceding paragraph with respect to Class B Common Stock, is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of Common Stock, and all Common Stock paid for after this offering, is duly and validly issued, and fully paid and nonassessable.

Preferred Stock

  The board of directors is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

  The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of Digex. We have no current plan to issue any shares of preferred stock.

Delaware Anti-Takeover Law

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date that such stockholder became an "interested stockholder" unless:

  . the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

  This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Digex and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our Class A Common Stock is   , located
at   , with a telephone number of   .

Listing

  We have applied to list our Class A Common Stock on the Nasdaq National Market under the trading symbol "DIGX."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have outstanding an aggregate of shares of our Common Stock, assuming no exercise of the underwriters'
over-allotment option, and      shares of Class B Common Stock. All shares of
Class B Common Stock are convertible into shares of our Class A Common Stock, on a one-for-one basis, at any time at the option of the holder or upon a direct or indirect transfer to any person or entity not affiliated with Intermedia. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144
under the Securities Act. The      shares of Class B Common Stock, and the
shares of Class A Common Stock into which they are convertible, held by Intermedia are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.

  As a result of the contractual restrictions described below and the provisions of Rule 144 and 701, the restricted securities will be available for sale in the public market on the date which is one year from the date of the effectiveness of the reorganization, subject to the volume limitations and other conditions of Rule 144. The shares could be available for resale
immediately upon the expiration of such    -day period in the event of a
favorable interpretation by the Securities and Exchange Commission of certain provisions of Rule 144.

Lock-Up Agreements

  All of our officers, directors and stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made
sooner with the prior written consent of      or as provided in the
stockholders' agreement.

Rule 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our Class A Common Stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of Class A Common Stock then outstanding,
    which will equal approximately      shares immediately after this
    offering; or

  . the average weekly trading volume of the Class A Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

  In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Stock Options

   Prior to this offering, we intend to adopt an equity incentive compensation plan. Immediately after this offering, we intend to file a registration
statement under the Securities Act covering       shares of Class A Common
Stock that will be reserved for issuance under our equity incentive plan and the directors' stock option plan and the shares reserved for issuance upon exercise of outstanding non-plan options. Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement dated   ,
1999, the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, CIBC World Markets Corp. and Legg Mason Wood Walker, Incorporated, have severally agreed to purchase from Digex the following respective numbers of shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                       Number of
        Underwriter:                                                     Shares
        ------------                                                   ---------
      Bear, Stearns & Co. Inc. .......................................
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      CIBC World Markets Corp. .......................................
      Legg Mason Wood Walker, Incorporated............................
                                                                          ---
        Total.........................................................
                                                                          ===

  The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of a "comfort letter" from our accountants, the listing of the common stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

  We have granted to the underwriters an option, exercisable for     days from
the date of the underwriting agreement, to purchase up to     additional shares
at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

  The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $    per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $    per share on
sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of the Class A Common Stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per share.......................................    $            $
      Total...........................................    $            $

  In order to facilitate the offering of the Class A Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A Common Stock. Specifically, the underwriters may over-allot shares of the Class A Common Stock in connection with this offering, thereby creating a short position in the Class A Common Stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of the Class A Common Stock, the underwriters may bid for, and purchase, shares of the Class A Common Stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

  The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  We have applied to list our Class A Common Stock on the NASDAQ National Market under the symbol "DIGX".

  Prior to this offering, there has been no public market for our Common Stock. Consequently, the initial public offering price for our Common Stock will be determined by negotiation among the Company and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

  . prevailing market conditions;

  . our results of operations in recent periods;

  . the present stage of our development;

  . the market capitalizations and stages of development of generally comparable companies; and

  . estimates of our business potential.

  Bear, Stearns & Co. Inc. or its affiliates have provided and may in the future provide investment banking or other financial services to Intermedia Communications, Inc., the parent company of Digex, and its affiliates in the ordinary course of business, for which it has received and is expected to receive customary fees and expenses. To date, Bear, Stearns has been an initial purchaser for numerous issuances of securities by Intermedia.

                                 LEGAL MATTERS

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for us by Kronish Lieb Weiner & Hellman LLP, New York, New York. Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP, beneficially owns 11,490 shares of common stock of Intermedia and owns a warrant to purchase 200,000 shares of such common stock at an exercise price of $20.75 per share. Intermedia is Digex's parent entity and will own
approximately    % of our outstanding voting stock when this offering is
completed. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements (and schedule) at December 31, 1997 and 1998, and for the year ended December 31, 1996, the period January 1, 1997 to July 6, 1997, the period from July 7, 1997 (date of acquisition) to December 31, 1997 and the year ended December 31, 1998, as set forth in their report. We have included our financial statements (and schedule) in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  This prospectus is part of a registration statement on Form S-1 under the Securities Act that we filed with the Securities and Exchange Commission with respect to the shares of Class A Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed therewith. For further information about us and the Class A Common Stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedule filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits and schedule filed therewith may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the SEC at 1-800-SEC-0330 for further informaiton about its public reference room. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         Index to Financial Statements

                                                                           Page
                                                                           ----
Report of Independent Auditors--The Company............................... F-2
Report of Independent Auditors--Predecessor............................... F-3
Balance Sheets as of December 31, 1997 and 1998........................... F-4
Statements of Operations for the Year Ended December 31, 1996, and the
 Period from January 1, 1997 to July 6, 1997, and the Period from July 7,
 1997 (Date of Acquisition) to December 31, 1997, and the Year Ended
 December 31, 1998........................................................ F-5
Statements of Changes in Owner's Equity (Deficit) for the Year Ended
 December 31, 1996, and the Period from January 1, 1997 to July 6, 1997, and the Period from July 7, 1997 (Date of Acquisition) to December 31,
 1997, and the Year Ended December 31, 1998............................... F-6
Statements of Cash Flows for the Year Ended December 31, 1996, and the
 Period from January 1, 1997 to July 6, 1997, and the Period from July 7,
 1997 (Date of Acquisition) to December 31, 1997 and the Year Ended
 December 31, 1998........................................................ F-7
Notes to Financial Statements............................................. F-8

                         Report of Independent Auditors

The Board of Directors and Stockholders
Digex, Incorporated

  We have audited the accompanying balance sheets of Digex, Incorporated (formerly the Web site hosting unit of Business Internet, Inc.) as of December 31, 1997 and 1998, and the related statements of operations, changes in owner's equity and cash flows for the period from July 7, 1997 (date of acquisition) to December 31, 1997, and the year ended December 31, 1998. Our audits included the financial statement schedule listed in the index at Item 16(b). These financial statements and this schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digex, Incorporated at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from July 7, 1997 (date of acquisition) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Tampa, Florida
April 23, 1999

                         Report of Independent Auditors

The Board of Directors and Stockholders
Digex, Incorporated

  We have audited the accompanying statements of operations, changes in owner's equity, and cash flows of the Web site hosting unit of Business Internet, Inc. for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. Our audits included the financial statement schedule listed in the index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Web site hosting unit of Business Internet, Inc. for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Tampa, Florida
April 23, 1999

                              DIGEX, INCORPORATED

                                 BALANCE SHEETS

                             (Amounts in thousands)

                                                                   December 31,
                                                    December 31,       1998
                                                   ---------------  Pro Forma
                                                    1997    1998    (Note 10)
                                                   ------- ------- ------------
                                                                   (Unaudited)
Assets
Current assets:
  Accounts receivable, net of allowances of $369
   in
   1997 and $719 in 1998.......................... $ 2,059 $ 6,127   $ 6,127
  Prepaid expenses and other current assets.......     340     890       890
                                                   ------- -------   -------
Total current assets..............................   2,399   7,017     7,017
Property and equipment, net.......................  12,930  39,059    39,059
Intangible assets, net............................  34,364  31,204    31,204
Other assets......................................     --      459       459
                                                   ------- -------   -------
Total assets...................................... $49,693 $77,739   $77,739
                                                   ======= =======   =======
Liabilities and owner's equity (deficit)
Current liabilities:
  Accounts payable................................ $   486 $ 3,341   $   --
  Accrued compensation and other..................     920     843       --
  Deferred revenue................................      96     621       --
  Accrued line costs..............................     525      --       --
  Current portion of capital lease obligations....     723     981       --
                                                   ------- -------   -------
Total current liabilities.........................   2,750   5,786       --
Capital lease obligations.........................   1,257   1,108       --
Deferred tax liability............................     159     --        --
                                                   ------- -------   -------
Total liabilities.................................   4,166   6,894       --
Owner's equity (see Note 1):
  Class A common stock, $.01 par value; 6,000
   shares
   authorized; none issued and outstanding in
   1998...........................................     --      --        --
  Class B common stock, $.01 par value; 3,000
   shares
   authorized; 1,000 assumed issued and
   outstanding in 1998............................     --      --        --
  Additional paid-in capital......................     --      --     77,739
  Accumulated deficit.............................     --      --        --
  Owner's net investment..........................  45,527  70,845       --
                                                   ------- -------   -------
Total owner's equity..............................  45,527  70,845    77,739
                                                   ------- -------   -------
Total liabilities and owner's equity.............. $49,693 $77,739   $77,739
                                                   ======= =======   =======

                            See accompanying notes.

                              DIGEX, INCORPORATED

                            STATEMENTS OF OPERATIONS

              (Amounts in thousands, except pro forma share data)

                                 Predecessor                  The Company
                         ---------------------------- ----------------------------
                                                        Period from
                                                       July 7, 1997
                                                         (date of
                          Year ended    Period from   acquisition) to  Year ended
                         December 31, January 1, 1997  December 31,   December 31,
                             1996     to July 6, 1997      1997           1998
                         ------------ --------------- --------------- ------------
Revenues................   $ 2,803        $ 4,420        $  7,192      $  22,635
Costs and expenses:
  Cost of operations....     2,002          4,149           1,739          6,710
  Cost of services......       684          1,817           1,611          7,044
  Selling, general and
   administrative.......     3,194          7,001           6,087         17,512
  Depreciation and
   amortization.........       591            519           2,753          8,109
  Charge off of
   purchased in-process
   research and
   development..........       --             --           15,000            --
                           -------        -------        --------      ---------
Total costs and
 expenses...............     6,471         13,486          27,190         39,375
                           -------        -------        --------      ---------
Loss before income
 taxes..................    (3,668)        (9,066)        (19,998)       (16,740)
Income tax benefit......       --             --            1,440            159
                           -------        -------        --------      ---------
Net loss................   $(3,668)       $(9,066)       $(18,558)     $(16,581)
                           =======        =======        ========      =========
Pro forma net loss per
 common share:
  Basic..............................................    $ (18.56)     $  (16.58)
                                                         ========      =========
  Diluted............................................    $ (18.56)     $  (16.58)
                                                         ========      =========
Shares used in computing pro forma basic and diluted
 net loss per share..................................       1,000          1,000
                                                         ========      =========



                            See accompanying notes.

                              DIGEX, INCORPORATED

               STATEMENTS OF CHANGES IN OWNER'S EQUITY (DEFICIT)

                             (Amounts in thousands)

                                 Common Stock
                          ---------------------------
                                                                            Owner's
                             Class A       Class B    Additional Retained     Net
                          ------------- -------------  Paid-In   Earnings  Investment
                          Shares Amount Shares Amount  Capital   (Deficit) (Deficit)   Total
                          ------ ------ ------ ------ ---------- --------  ---------- --------
PREDECESSOR
Balance at January 1,
 1996...................    --    $--     --    $--    $   --      $--      $    --   $    --
Net contribution from
 Parent.................    --     --     --     --        --       --         4,010     4,010
Net loss................    --     --     --     --        --       --        (3,668)   (3,668)
                           ----   ----  -----   ----   -------     ----     --------  --------
Balance at December 31,
 1996...................    --     --     --     --        --       --           342       342
Stock options
 exercised..............    --     --     --     --        --       --           550       550
Net contribution from
 Parent.................    --     --     --     --        --       --         7,626     7,626
Net loss................    --     --     --     --        --       --        (9,066)   (9,066)
                           ----   ----  -----   ----   -------     ----     --------  --------
Balance at July 6,
 1997...................    --    $--     --    $--    $   --      $--      $   (548) $   (548)
                           ====   ====  =====   ====   =======     ====     ========  ========
THE COMPANY
Balance at July 7,
 1997...................    --    $--     --    $--    $   --      $--      $    --   $    --
Contribution from Parent
 for acquisition........    --     --     --     --        --       --        47,221    47,221
Net contribution from
 Parent.................    --     --     --     --        --       --        16,864    16,864
Net loss................    --     --     --     --        --       --       (18,558)  (18,558)
                           ----   ----  -----   ----   -------     ----     --------  --------
Balance at December 31,
 1997...................    --     --     --     --        --       --        45,527    45,527
Net contribution from
 Parent.................    --     --     --     --        --       --        41,899    41,899
Net loss................    --     --     --     --        --       --       (16,581)  (16,581)
                           ----   ----  -----   ----   -------     ----     --------  --------
Balance at December 31,
 1998...................    --     --     --     --        --       --        70,845    70,845
Recapitalization........    --     --   1,000    --     77,739      --       (70,845)    6,894
                           ----   ----  -----   ----   -------     ----     --------  --------
Pro forma balance at
 December 31, 1998......    --    $--   1,000   $--    $77,739     $--      $    --   $ 77,739
                           ====   ====  =====   ====   =======     ====     ========  ========


                            See accompanying notes.

                              DIGEX, INCORPORATED

                            STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)

                                     Predecessor                  The Company
                             ---------------------------- ----------------------------
                                                            Period from
                                                           July 7, 1997
                                                             (date of
                              Year ended    Period from   acquisition) to  Year ended
                             December 31, January 1, 1997  December 31,   December 31,
                                 1996     to July 6, 1997      1997           1998
                             ------------ --------------- --------------- ------------
Operating activities
Net loss...................    $(3,668)       $(9,066)       $(18,558)      $(16,581)
Adjustments to reconcile
 net loss to cash
 flows used in operating
 activities:
  Deferred income taxes....        --             --           (1,440)          (159)
  Depreciation and
   amortization............        591            519           2,753          8,109
  Provision for doubtful
   accounts................         41            352             498          1,491
  Charge off of purchased
   in-process research and
   development ............        --             --           15,000            --
  Changes in operating
   assets and liabilities
   net of the effects of
   the acquisition:
    Accounts receivable....       (594)          (890)         (1,466)        (5,559)
    Prepaid expenses and
     other current assets..        (21)           (54)           (265)          (550)
    Other assets...........        --             --              --            (459)
    Accounts payable and
     accrued liabilities...      1,086          1,967          (2,601)         2,778
                               -------        -------        --------       --------
Net cash used in operating
 activities................     (2,565)        (7,172)         (6,079)       (10,930)
Investing activities
Acquisition of business....        --             --          (47,221)           --
Purchases of property and
 equipment.................     (1,445)        (1,004)         (8,016)       (30,969)
                               -------        -------        --------       --------
Net cash used in investing
 activities................     (1,445)        (1,004)        (55,237)       (30,969)
Financing activities
Payments on capital
 leases....................        --             --           (2,769)           --
Exercise of stock options..        --             550             --             --
Net contributions from
 Parent....................      4,010          7,626          64,085         41,899
                               -------        -------        --------       --------
Net cash provided by
 financing activities......      4,010          8,176          61,316         41,899
Cash at beginning of the
 year......................        --             --              --             --
                               -------        -------        --------       --------
Cash at end of year........    $   --         $   --         $    --        $    --
                               =======        =======        ========       ========
Supplemental disclosure of
 cash flows information:
Noncash investing and
 financing activities:
  Equipment acquired under
   capital leases..........    $ 2,840        $   829        $    846       $    958
                               =======        =======        ========       ========

                            See accompanying notes.

                              DIGEX, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998
                  (In thousands, except per share information)


1. Organization, Basis of Presentation and Significant Accounting Policies

Organization

  Digex, Incorporated (the "Company") was incorporated on April 27, 1999, under the laws of the State of Delaware. The Company's business was operated as the Web site hosting unit of Intermedia Communications Inc. ("Intermedia" or the "Parent Company") since its acquisition by Intermedia on July 7, 1997. On that date, Intermedia acquired Business Internet, Inc. (previously known as DIGEX, Incorporated), of which the Web site hosting unit (the "Predecessor") was a part, in a business combination accounted for as a purchase. The Web site hosting unit presented in the accompanying financial statements had no legal status or existence prior to the incorporation of the Company on April 27, 1999.

  The Company commenced operations in January 1996 as a provider of complex Web hosting services principally to Fortune 2000 companies. The Company's services include implementing and maintaining secure, scaleable, high-performance Web sites on the Internet 24 hours a day. In addition, the Company provides a comprehensive suite of Web management services, including business process solutions and value-added testing services directed toward improving its customers' overall Internet performance.

Basis of Presentation

  The accompanying financial statements of the Company reflect the carved-out operations and financial position of the Web site hosting unit of Intermedia for all periods since July 7, 1997. The accompanying financial statements of the Predecessor reflect its operations and financial position from inception, January 1, 1996, to July 6, 1997. As more fully discussed in Note 2, "Related Party Transactions and Corporate Allocations," the financial statements for all periods presented include allocations of network costs and corporate expenses. In addition, for financial reporting purposes, the equity activity of the Company, prior to its incorporation, and the Predecessor has been accumulated into a single disclosure caption entitled "Owner's Net Investment."

  The Company does not expect to generate positive cash flow from its operations for several years. As a result, the Company intends to seek funding from external sources. Management of the Company and of Intermedia believe that the proceeds of the offering described in Note 12 will be sufficient to meet the Company's projected cash needs into the second half of 2000. In the event the contemplated offering does not close, Intermedia, as the Company's indirect parent, will fund the Company's cash requirements for a period of at least one year. If the proceeds from the contemplated offering are ultimately less than currently anticipated, management believes the Company can curtail operating and capital outlays at levels sufficient to support the Company's current operations. Intermedia will continue to fund the operating and capital requirements of the Company until consummation of the offering.

Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)

1. Organization, Basis of Presentation and Significant Accounting Policies (Continued)


 Revenue Recognition and Accounts Receivable

  Revenues principally consist of installation fees and monthly service fees charged to customers under contracts having terms that typically range from one to three years. Installation fees are recognized upon the customer-approved completion of the Web Site installation. Monthly service fees are recognized in the month the service is rendered over the contract period. Certain customer payments for Web site management services received in advance of service delivery are deferred until the service is performed. Additional services are recognized in the month the services are performed.

  The Company's accounts receivable are financial instruments that expose the Company to credit risk, as defined by Statement of Financial Accounting Standards No. 105, Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk (SFAS 105). Accounts receivable are due from commercial entities to whom credit is extended based on evaluation of the customer's financial condition, and generally collateral is not required. Anticipated credit losses are provided for in the financial statements and have been within management's expectations for all periods presented.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of the property and equipment, generally five years for equipment and up to fifteen years for leasehold improvements. Equipment acquired under capital leases is amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the asset, generally five years. The cost of license agreements with software vendors is amortized over five years.

 Intangible Assets

  Intangible assets include assets that arose in connection with the purchase of Business Internet by Intermedia. Identifiable intangible assets arising from the purchase are stated at cost and consist of trade name, customer lists, acquired workforce, developed technology and goodwill. Amortization of these assets is computed using the straight-line method over the estimated periods of benefit, generally five years for developed technologies and ten years for all other intangible assets.

 Impairment of Long-Lived Assets

  In accordance with Statement on Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121), the Company reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment indicator is considered present. If the carrying value exceeds the future cash flow, an impairment indicator is considered present. Such impairment would be measured and recognized using a discounted cash flow method.

 Financial Instruments

  The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair values.

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)

1. Organization, Basis of Presentation and Significant Accounting Policies (Continued)


 Advertising Costs


  The Company expenses advertising costs as incurred. Advertising expense amounted to $515, $2,016, $2,076 and $2,544 for the year ended December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997, and the year ended December 31, 1998, respectively.

 Stock-Based Compensation

  Prior to the Company's incorporation, the Company's employees participated in the stock option plans of Intermedia. The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, because the alternative fair value accounting model provided under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), is not required. Accordingly, in cases where exercise prices equal or exceed fair market value of the underlying Intermedia common stock, the Company recognizes no compensation expense. In cases where exercise prices are less than the fair value, compensation is recognized over the period of performance or vesting period.

 Income Taxes

  The operations of the Company and of the Predecessor were included in the consolidated income tax returns of Intermedia and Business Internet, respectively. For reporting purposes, the Company has used the asset and liability method in accounting for income taxes, prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), except that the presentation reflects the parent companies as if they were the taxing jurisdictions. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Comprehensive Income

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 requires that total comprehensive income (loss) be disclosed with equal prominence as net income. Comprehensive income is defined as changes in stockholder's equity exclusive of transactions with owners, such as capital contributions and dividends. The Company and the Predecessor adopted this Standard in 1998 and implemented the Standard for all years presented herein. The Company's and Predecessor's comprehensive losses were equal to net losses for all periods presented.

 Segment Reporting

  The Company and the Predecessor operated during all periods in a single segment when applying the management approach defined in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131).

 Pro Forma Earnings (Loss) Per Share

  Pro forma basic and diluted net loss per share of the Company has been calculated using the weighted average common shares and dilutive equivalent shares issued in connection with the Company's recapitalization assumed outstanding for all periods of Digex presented.

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)

2. Related Party Transactions and Corporate Allocations

  The Predecessor and the Company utilized the central cash management systems of Business Internet and Intermedia, respectively. Cash requirements during these periods were satisfied by cash transactions and transfers that were accounted for through an intercompany account. In addition, the parent companies charged the Company for identifiable corporate and operating expenses, such as network cost and for corporate overhead. Intercompany account balances for all periods presented have been treated as permanent contributions and have been reflected as a component of owner's net investment in the accompanying financial statements.

  The following table summarizes corporate charges and allocations included in the accompanying financial statements:

                                                                                  Predecessor              The Company
                                                                            ----------------------- -------------------------
                                                                                                    July 7, 1997
                                                                                                      (date of
                                                                                         January 1, acquisition)
                                                                             Year ended   1997 to        to       Year ended
                                                                            December 31,  July 6,   December 31, December 31,
                       Statement of Operations Caption                          1996        1997        1997         1998
   ------------------------------------------------------------------------ ------------ ---------- ------------ ------------
   Cost of operations......................................................    $1,947      $4,001      $5,625      $ 6,494
   Cost of services........................................................       189         344         447        1,320
   Selling, general & administrative.......................................     1,041       1,760       2,731        2,204
                                                                               ------      ------      ------      -------
                                                                               $3,177      $6,105      $8,803      $10,018
   --------------------------------------------------
                                                                               ======      ======      ======      =======

  Explanations of the composition and the method of allocation for the above captions are as follows:

Cost of Operations

  Allocated costs within this caption were the costs of telecommunications backbone circuits, employment costs for network engineering and support, and certain other overhead. These costs were allocated to the Company based upon the relative percentage of monthly recurring revenue of all operations that require such costs.

Cost of Services

  Allocated costs within this caption were the costs associated with two data centers (rent, maintenance, utilities and support). These costs were allocated based upon head count.

Selling, General and Administrative

  Allocated costs within this caption were the costs of human resources, information systems services, accounting and back office support, executive salaries and other general and administrative. All costs except accounting were allocated based upon head count. Accounting and back office support were allocated based upon the relative percentage of monthly recurring revenues.

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)


3. Property and Equipment

  Property and equipment consisted of the following:

                                                                 December 31
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Electronics and computer equipment......................... $12,163  $36,245
   Computer software..........................................   1,594    8,153
   Furniture and office equipment.............................     121      297
   Leasehold improvements.....................................     227      488
                                                               -------  -------
                                                                14,105   45,183
   Less accumulated depreciation..............................  (1,175)  (6,124)
                                                               -------  -------
                                                               $12,930  $39,059
                                                               =======  =======

  Property and equipment included electronics and computer equipment of $2,051 and $3,009 at December 31, 1997 and 1998, respectively, that were capitalized pursuant to the terms of capital lease agreements. Amortization of these assets is included in depreciation expense for the years ended December 31, 1997 and 1998.

  Depreciation expense amounted to $591 for the year ended December 31, 1996, $519 for the period from January 1, 1997 to July 6, 1997, $1,175 for the period from July 7, 1997 to December 31, 1997, and $4,949 for the year ended December 31, 1998.

4. Intangible Assets

  Intangible assets consisted of the following:

                                                                1997     1998
                                                               -------  -------
      Goodwill................................................ $19,099  $19,099
      Trade name..............................................   9,750    9,750
      Customer list...........................................   3,120    3,120
      Developed technologies..................................   2,720    2,720
      Acquired workforce......................................   1,253    1,253
                                                               -------  -------
                                                                35,942   35,942
      Less accumulated amortization...........................  (1,578)  (4,738)
                                                               -------  -------
                                                               $34,364  $31,204
                                                               =======  =======

  Amortization expense amounted to $1,578 for the period from July 7, 1997 to December 31, 1997, and $3,160 for the year ended December 31, 1998. At the date of acquisition, the trade name was valued at $11,000. The Company and another operating unit of Intermedia shared the value of this trade name during the period from July 7, 1997 through December 31, 1998. Amortization expense allocated to the Company in the accompanying financial statements was based on the relative percentage of historical revenues of the Company versus those of another operating unit of Intermedia. Approximately 24% of the total amortization during that period is reflected in the accompanying financial statements.

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)


5. Stock-Based Compensation Arrangements

  Under the provisions of the Intermedia 1996 Long-Term Incentive Plan (1996
Plan), certain employees and directors of the Company have been granted options to buy shares of Intermedia common stock, generally at market value with terms of five to ten years. Under the provisions of the Business Internet Equity Participation Plan, employees were awarded stock options, generally at market value with terms of five years. Options in Business Internet that were held by employees of the Predecessor were converted into 456,632 Intermedia options in the 1996 Plan upon the purchase of Business Internet, applying the same terms and conditions as existed under the Business Internet Equity Participation Plan.

  The following table summarizes the stock option activity related to the Web hosting unit employees of the Predecessor and of Intermedia:

                                                          Number
                                                            of     Per Share
                                                          Shares  Option Price
                                                          ------- ------------
     Outstanding Business Internet options at January 1,
      1996...............................................     --  $        --
       Granted........................................... 483,535    0.13-5.19
       Exercised.........................................     --           --
       Canceled..........................................   1,102         0.13
                                                          -------
     Outstanding Business Internet options at December
      31, 1996........................................... 482,433    0.13-5.19
       Granted........................................... 478,451    1.50-5.12
       Exercised.........................................   4,778    0.13-5.00
       Canceled..........................................   3,326    0.13-5.00
                                                          ------- ------------
     Outstanding Business Internet options at July 6,
      1997............................................... 952,780    0.13-5.19
                                                          ======= ============
     Outstanding Intermedia options at July 7, 1997...... 456,632   0.26-10.82
       Granted...........................................     --           --
       Exercised.........................................  95,364   0.26-10.82
       Canceled..........................................   1,280   8.99-10.82
                                                          ------- ------------
     Outstanding Intermedia options at December 31,
      1997............................................... 359,988   0.26-10.82
       Granted........................................... 130,900  16.38-37.00
       Exercised.........................................  87,521   0.26-10.82
       Canceled.......................................... 183,187   0.26-37.00
                                                          ------- ------------
     Outstanding Intermedia options at December 31,
      1998............................................... 220,180 $ 0.26-37.00
                                                          ======= ============

  The above stock options are NOT convertible into common stock of the Company.

  Pro forma net loss and net loss per share, assuming that the Predecessor and Digex have applied the fair value model (Black-Scholes Pricing Model) required by SFAS 123, is as follows:

                                     Predecessor                 Digex
                               ----------------------- -------------------------
                                            January 1, July 7, 1997
                                Year ended   1997 to        to       Year ended
                               December 31,  July 6,   December 31, December 31,
                                   1996        1997        1997         1998
                               ------------ ---------- ------------ ------------
     Net loss.................   $(4,395)    $(9,645)    $(18,558)    $(16,828)
     Net loss per share.......       --          --      $ (18.56)    $ (16.83)

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)


5. Stock-Based Compensation Arrangements (Continued)

  The following table summarizes the significant assumptions used in developing the pro forma information:

                                    Predecessor                 Digex
                              ----------------------- -------------------------
                                           January 1,   July 7,
                               Year ended   1997 to     1997 to     Year ended
                              December 31,  July 6,   December 31, December 31,
                                  1996        1997        1997         1998
                              ------------ ---------- ------------ ------------
     Risk-free interest
      rate...................       6.1%        6.1%        6.1%         5.4%
     Volatility factor.......      58.0%       58.0%       58.0%        53.0%
     Dividend yield..........       --          --          --           --
     Weighted average life...   5 years     5 Years     5 years      5 years


  The following table summarizes the weighted average exercise prices of option activity:

                                            January 1, July 7, 1997
                                Year ended   1997 to        to       Year ended
                               December 31,  July 6,   December 31, December 31,
                                   1996        1997        1997         1998
                               ------------ ---------- ------------ ------------
      Balance at beginning of
       period.................    $0.13       $6.28       $5.83        $ 5.83
        Granted...............     3.07        5.36         --          26.69
        Exercised.............      --         7.45        5.28          6.94
        Canceled..............     0.13        8.29       10.02          6.73
                                  -----       -----       -----        ------
      Balance at end of
       period.................    $3.01       $5.83       $5.83        $20.60
                                  =====       =====       =====        ======

  As of December 31, 1998, the weighted average exercise price of exercisable options was $10.20. Outstanding options as of December 31, 1998, which were not convertible into shares of the Company, had a weighted average remaining contractual life of 7.4 years. The per share weighted average fair value of options granted during the year ended December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997 and for the year ended December 31, 1998 were $1.72, $1.44, $0 and $14.84, respectively.

6. Income Tax Information

  The Company's income tax benefit for the period from July 7, 1997 to December 31, 1997 and the year ended December 31, 1998 are comprised of the following:

                                                           Period from
                                                           July 7, 1997   Year
                                                                to       ended
                                                           December 31, December
                                                               1997     31, 1998
                                                           ------------ --------
      Current.............................................    $  --       $--
      Deferred:
        Federal...........................................     1,306       144
        State.............................................       134        15
                                                              ------      ----
                                                              $1,440      $159
                                                              ======      ====

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)

6. Income Tax Information (Continued)


  The following table reconciles the assumed statutory tax rate with the effective rate of the Predecessor and the Company:

                                                                                  Predecessor              The Company
                                                                            ----------------------- -------------------------
                                                                                           Period
                                                                                            from    Period from
                                                                                         January 1, July 7, 1997
                                                                             Year ended   1997 to        to       Year ended
                                                                            December 31,  July 6,   December 31, December 31,
                                                                                1996        1997        1997         1998
                                                                            ------------ ---------- ------------ ------------
     Tax benefit at statutory rate.........................................    (34.0)%     (34.0)%     (34.0)%      (34.0)%
     Reconciling items:
       State income taxes, net.............................................     (3.5)%      (3.5)%      (0.7)%       (3.1)%
       Charge-off of purchased in-process research and development.........      --          --         25.5%         --
       Change in valuation allowance.......................................     37.0%       37.1%        0.0%        32.0%
       Other items.........................................................      0.5%        0.4%        2.0%         4.1%
                                                                               -----       -----       -----        -----
     Effective tax rate....................................................      -- %        -- %       (7.2)%       (1.0)%
     --------------------------------------------------
                                                                               =====       =====       =====        =====

  At December 31, 1997 and 1998, the Company had temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998 were as follows:

                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
Deferred tax liabilities:
  Depreciation and amortization.............................. $(5,949) $(5,216)
                                                              -------  -------
    Total deferred tax liabilities...........................  (5,949)  (5,216)
Deferred tax assets:
  Net operating loss carryforwards...........................   5,541   10,268
  Allowance for bad debts....................................     138      186
  Stock-based compensation...................................     111      111
                                                              -------  -------
    Total deferred tax assets................................   5,790   10,565
    Less: valuation allowance................................     --    (5,349)
                                                              -------  -------
      Net deferred tax asset.................................   5,790    5,216
                                                              -------  -------
Net deferred tax asset (liability)........................... $  (159) $   --
                                                              =======  =======

  At December 31, 1998, the Company's net operating loss carryforward for federal income tax purposes is approximately $27,400, with expiration periods beginning in 2011 through 2018. As a result of the recapitalization of the Company, the net operating loss carryforwards will be limited such that no benefit will enure to the newly formed corporation.

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)


7. Lease Commitments

  The Company leases electronic and computer equipment under capital lease arrangements. The Company also leases office space and office equipment under operating leases. Future noncancelable lease payments under the Company's lease commitments at December 31, 1998 are as follows:

                                                              Capital  Operating
                                                              Leases    Leases
                                                              -------  ---------
      Future minimum lease payments:
      Year ended December 31:
        1999................................................. $1,121    $   881
        2000.................................................    892      1,871
        2001.................................................    324      1,774
        2002.................................................    --       1,628
        2003.................................................    --      10,417
                                                              ------    -------
                                                               2,337    $16,571
                                                                        =======
      Less amount representing interest......................   (248)
                                                              ------
      Present value of lease payments........................  2,089
      Current portion of capital leases......................   (981)
                                                              ------
      Noncurrent portion of capital leases................... $1,108
                                                              ======

  Rent expense amounted to $121 for the year ended December 31, 1996, $117 for the period from January 1, 1997 to July 7, 1997, $170 for the period from July 7, 1997 to December 31, 1997, and $829 for the year ended December 31, 1998.

8. Pro Forma Earnings (Loss) Per Share (Unaudited)

  The following table summarizes the calculation of pro forma loss per share assuming that the capitalization of the Company in April 1999 was in effect for all periods presented below:

                                                       Period from
                                                       July 1, 1997
                                                            to       Year ended
                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
Net loss, as reported.................................   $(18,558)    $(16,581)
                                                         ========     ========
Weighted average common shares........................      1,000        1,000
                                                         ========     ========
Loss per share:
  Basic...............................................   $ (18.56)    $ (16.58)
                                                         ========     ========
  Diluted.............................................   $ (18.56)    $ (16.58)
                                                         ========     ========

  The above table reflects no adjustments for stock options, as the effect of options was anti-dilutive.

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)

9. Business Combination

  On July 7, 1997, Intermedia purchased the outstanding common stock of Business Internet, a nationwide Internet services provider and Web site management company in a business combination accounted for as a purchase. The purchase price was allocated to the fair values of assets acquired and liabilities assumed, with the difference recorded as goodwill, which is being amortized over ten years.

  The following table summarizes the allocation of the purchase price to the acquired assets and assumed net liabilities of the Company:

      Estimated net fair values of operating assets and
       liabilities................................................. $ (3,721)
      Purchased intangible assets:
        Trade name.................................................    9,750
        Customer list..............................................    3,120
        Acquired workforce.........................................    1,253
        Developed technologies.....................................    2,720
        Goodwill...................................................   19,099
      In-process research and development..........................   15,000
                                                                    --------
                                                                    $ 47,221
                                                                    ========

  The amount allocated to in-process research and development ("R&D") $15,000 was recorded as a one-time charge to operations in 1997 because the technology was not fully developed and had no future alternative use.

  The purchased in-process research and development related to the Predecessor related to next generation Web site management services that were valued utilizing the Exclusion Methodology. Under the Exclusion Methodology, future revenue streams associated with the incomplete portion of the projects are excluded from the valuation model. On the date of the purchase, the Company estimated that the overall state of completion of the projects was approximately 75% and the expected future costs to complete the projects would be approximately $100 in the remainder of 1997 and $400 in 1998.

  The developed technologies acquired related to the group of servers hosting customer Web sites located at the Company's Beltsville headquarters. This site was inadequate to service the increasing number of sites under management by the Company. The current software used in the Beltsville headquarters at the time of the purchase had limited functionality and required the integration of more sophisticated tools to handle complex network management activities. The in-process research and development was considered to be a significant step forward since it involved the development, construction, and integration of an additional Web site management facility on the west coast. This technologically advanced Web site management facility will incorporate the new software arising from the Company's joint development efforts with Microsoft Corporation. Additionally, the west coast facility will incorporate the next generation routers. These advancements are expected to ultimately result in faster and easier installation of customers' servers and efficient traffic management with significantly less overhead.

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)

9. Business Combination (Continued)

  On an unaudited pro forma basis, assuming the purchase had occurred at the beginning of the 1997 year, total revenues would have been $11,612, net loss would have been $(22,852) and net loss per share (basic and diluted) would have been $(22.85), assuming that the recapitalization discussed in Note 10 had been in effect for that period. However, pro forma results do not purport to be indicative of the results that would have occurred if the acquisition had occurred at the beginning of year.

10. Recapitalization and Affiliate Agreements (Unaudited)

Recapitalization

  On April 27, 1999, the Company filed its Certificate of Incorporation in the state of Delaware. Pursuant to the Certificate, the Company is authorized to issue up to 9,000 shares of $.01 par value common stock, of which 6,000 will be classified Class A and 3,000 Class B, and 100 shares of Preferred Stock. The Class A and Class B common stock will be identified in all respects except that the Class A will be entitled to one vote for each share and the Class B will be entitled to ten votes for each share. In addition, on that date, Business Internet contributed the Company's assets to the newly formed corporation. Liabilities of the Company were retained by Business Internet under this recapitalization. The unaudited pro forma balance sheet at December 31, 1998 reflects the pro forma effect of this recapitalization.

Master Network Services Agreement

  Pursuant to a Master Network Services Agreement, to be finalized before consummation of the offering as described in Note 12, between Intermedia and the Company, Intermedia will provide Internet network access, as well as network-related services. The Master Network Agreement has an initial term of two years, and requires the Company to purchase at least 70% of its non-peering Internet and network access requirements from Intermedia. Rates charged to the Company will generally be consistent with rates incurred during the periods presented in the accompanying financial statements.

General and Administrative Services Agreement

  Pursuant to a General and Administrative Services Agreement, entered into in April, 1999, between Intermedia and the Company, Intermedia will provide the back office and administrative services as listed below:

  .Corporate Human Resources, including labor relations, payroll and training

  .Treasury Management Services

  .Tax services, including tax return preparation

  .Facilities management services

  .Accounting and back office support services

  .Investor relations

  .Network engineering services

                              DIGEX, INCORPORATED

                               December 31, 1998
                  (In thousands, except per share information)


10. Recapitalization and Affiliate Agreements (Unaudited)

  The General and Administrative Services Agreement has an initial term of five years. Rates charged to the Company for these services are believed to be consistent with the allocations in the accompanying financial statements. Rates for services not previously provided to the Company (e.g. investor relations) are based upon Intermedia and the Company's best estimate of the fair value of those services.

11. Segments

  As a provider of Web site hosting service, the Company has one reportable operating segment. The revenue of this single segment is derived from service offerings as reported in the Company's statement of operations. Substantially all of the Company's revenue is attributable to customers in the United States. Additionally, all of the Company's assets are located within the United States.

12. Proposed Public Offering of Common Stock (Unaudited)

  The Board of Directors of Intermedia has authorized management of the Company to file a registration statement with the Securities and Exchange Commission for the initial public offering of the Company's Class A Common Stock. The Company contemplates using the proceeds from the proposed public offering to finance its growth plans.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Prospective investors may rely only on the information contained in this pro-spectus. Neither Digex nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospec-tus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospec-tus, regardless of the time of delivery of this prospectus or any sale of these securities.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Financial Data..................................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  34
Management...............................................................  47
Certain Relationships and Related Transactions...........................  53
Principal Stockholders...................................................  56
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  59
Underwriting.............................................................  61
Legal Matters............................................................  62
Experts..................................................................  62
Where You Can Find Additional Information................................  63
Index to Financial Statements............................................ F-1

                               ----------------

Until    , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                 [DIGEX logo]

                                      Shares

                             Class A Common Stock

                                 -------------

                                  PROSPECTUS

                                 -------------

                           Bear, Stearns & Co. Inc.

                         Donaldson, Lufkin & Jenrette

                              CIBC World Markets

                            Legg Mason Wood Walker
                                 Incorporated

                                      , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration fee and the NASD fee), all of which will be borne by Digex, Incorporated:

   Securities and Exchange Commission filing fee....................... $27,800
   NASD filing fee..................................................... $10,500
   Nasdaq National Market listing fee.................................. $
   Blue Sky fees and expenses.......................................... $ 7,500
   Legal fees and expenses............................................. $
   Trustees' and Transfer Agents' fees................................. $
   Accountants' fees and expenses...................................... $
   Printing costs...................................................... $
   Miscellaneous....................................................... $
                                                                        -------
     Total............................................................. $
                                                                        =======

Item 14. Indemnification of Directors and Officers.

  Digex's Certificate of Incorporation provides that Digex shall, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), indemnify all persons whom it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides Digex with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. Digex's Certificate of Incorporation also contains a provision eliminating the personal liability of Digex's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of Digex will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to Digex or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL, and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of Digex's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in Digex's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Digex and its stockholders.

Item 15. Recent Sales of Unregistered Securities.

  As of April 27, 1999, there had been no sales of Digex's unregistered securities.

Item 16. Exhibits and Financial Data Schedules.

  (a) Exhibits.

 Exhibit
 Number  Description
 ------- -----------
   1.1   Proposed Form of Underwriting Agreement.*
   3.1   Certificate of Incorporation of Digex, Incorporated.
   3.2   Bylaws of Digex, Incorporated.
   5.1   Opinion of Kronish Lieb Weiner & Hellman LLP*
  10.1   Material Contracts.*
  23.1   Consent of Kronish Lieb Weiner & Hellman LLP, included in Exhibit 5.1.
  23.2   Consent of Ernst & Young LLP.
  24.1   Power of attorney (included on page II-3).

--------
* To be filed by Amendment.

  (b) Financial Statement Schedules.

  The financial statements and financial statement schedules filed as part of this Registration Statement are as follows:

  1. Financial Statements. See Index to Financial Statements on page F-1 of the Prospectus included in this Registration Statement.

  2. Financial Statement Schedules.

Item 17. Undertakings.

  The undersigned Registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Digex pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

    (3) To provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Digex pursuant to the foregoing provisions, or otherwise, Digex has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Digex of expenses incurred or paid by a director, officer or controlling person of Digex in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Digex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, Digex has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on
this    day of     , 1999.

                                          Digex, Incorporated

                                                    /s/ Nancy G. Faigen
                                          By: _________________________________
                                                      Nancy G. Faigen
                                               President and Chief Executive
                                                          Officer

  Each person whose signature appears below constitutes and appoints DAVID C. RUBERG and ROBERT M. MANNING and either of them (with full power in each to act alone), his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith including, without limitation, any registration statements for the same offering that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
Principal Executive Officers:

         /s/ Nancy G. Faigen           President and Chief          April 27, 1999
______________________________________  Executive Officer
           Nancy G. Faigen

Principal Financial and Accounting Officers:

        /s/ Robert M. Manning          Acting Chief Financial       April 27, 1999
______________________________________  Officer
          Robert M. Manning

          /s/ Jeanne Walters           Acting Controller            April 27, 1999
______________________________________
            Jeanne Walters




         /s/ David C. Ruberg           Chairman of the Board        April 27, 1999
______________________________________
           David C. Ruberg

         /s/ Nancy G. Faigen           Director                     April 27, 1999
______________________________________
           Nancy G. Faigen

          /s/ John C. Baker            Director                     April 27, 1999
______________________________________
            John C. Baker

        /s/ Philip A. Campbell         Director                     April 27, 1999
______________________________________
          Philip A. Campbell

         /s/ George F. Knapp           Director                     April 27, 1999
______________________________________
           George F. Knapp

      /s/ Pierce J. Roberts, Jr.       Director                     April 27, 1999
______________________________________
        Pierce J. Roberts, Jr.

                              DIGEX, INCORPORATED

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                             (Amounts in thousands)

                                          Additions
                                     -------------------
                          Balance at Charged to Charged                Balance  at
                          Beginning  Costs and  to Other Deductions --   End of
Description               of Period   Expenses  Accounts   Describe      Period
-----------               ---------- ---------- -------- ------------- -----------
The Predecessor
For the year ended
 December 31, 1996:
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............    $ --       $  233     $--        $ --        $  233
                            =====      ======     ====       =====       ======
  Allowance for deferred
   tax assets...........      --        1,358      --          --         1,358
                            =====      ======     ====       =====       ======
For the period from
 January 1, 1997 to July
 6, 1997:
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............      233         352      --          278(1)       307
                            =====      ======     ====       =====       ======
  Allowance for deferred
   tax assets...........    1,358       3,359      --          --         4,717
                            =====      ======     ====       =====       ======
The Company
For the period from July
 7, 1997 to December 31,
 1997:
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............      307         498      --          436(1)       369
                            =====      ======     ====       =====       ======
  Allowance for deferred
   tax assets...........      --          --       --          --           --
                            =====      ======     ====       =====       ======
For the year ended
 December 31, 1998:
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............      369       1,491      --        1,141(1)       719
                            =====      ======     ====       =====       ======
  Allowance for deferred
   tax assets...........      --        5,349      --          --         5,349
                            =====      ======     ====       =====       ======

--------
(1) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

 Exhibit
 Number                           Exhibit                            Page
 -------                          -------                            ----
   1.1   Proposed Form of Underwriting Agreement.*

   3.1   Certificate of Incorporation of Digex, Incorporated.

   3.2   Bylaws of Digex, Incorporated.

   5.1   Opinion of Kronish Lieb Weiner & Hellman LLP.*

  10.1   Material Contracts.*

  23.1   Consent of Kronish Lieb Weiner & Hellman LLP, included in
         Exhibit 5.1.

  23.2   Consent of Ernst & Young LLP.

  24.1   Power of attorney.

--------
* To be filed by Amendment.